Exhibit 10.69

CONTRIBUTION AND EXCHANGE AGREEMENT

by and between

ALBERT H. SMALL,

THEODORE N. LERNER,

RALPH OCHSMAN,

RICHARD PERKINS,

GUDELSKY BROTHERS,

TENTH SPRINGHILL LAKE ASSOCIATES L.L.L.P.,

ELEVENTH SPRINGHILL LAKE ASSOCIATES L.L.L.P.,

TWELFTH SPRINGHILL LAKE ASSOCIATES L.L.L.P.,

FOURTEENTH SPRINGHILL LAKE ASSOCIATES L.L.L.P.,

GREENBELT ASSOCIATES,

SIXTEENTH SPRINGHILL LAKE ASSOCIATES L.L.L.P.

and

MACK-CALI REALTY, L.P.

Date: November 21, 2005

CONTRIBUTION AND EXCHANGE AGREEMENT

THIS CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”) made this 21st day of November, 2005 (the “Execution Date”), by and between the persons set forth on Exhibit A annexed hereto (each a “GP Contributor” and collectively, the “GP Contributors”), Tenth Springhill Lake Associates L.L.L.P. (“Tenth LLLP”), a Maryland limited liability limited partnership, Eleventh Springhill Lake Associates L.L.L.P. (“Eleventh LLLP”), a Maryland limited liability limited partnership, Twelfth Springhill Lake Associates L.L.L.P. (“Twelfth LLLP”), a Maryland limited liability limited partnership, Fourteenth Springhill Lake Associates L.L.L.P. (“Fourteenth LLLP” and together with Tenth LLLP, Eleventh LLLP and Twelfth LLLP each shall be referred to herein individually as a “Property LLLP” and together as the “Property LLLPs”), a Maryland limited liability limited partnership, Greenbelt Associates (“Greenbelt”), a Maryland general partnership, and Sixteenth Springhill Lake Associates L.L.L.P. (“Sixteenth LLLP” and together with Greenbelt each shall be referred to herein individually as an “Option Property Owner” and together as the “Option Property Owners”), a Maryland limited liability limited partnership and MACK-CALI REALTY, L.P. (“MCRLP”), a Delaware limited partnership. The Property LLLPs and the Option Property Owners shall hereinafter be referred to individually as a “Capital Office Owner” and collectively as the “Capital Office Owners”.

RECITALS

WHEREAS, MCRLP desires to acquire from the GP Contributors and the limited partner contributors set forth on Exhibit B annexed hereto (the “LP Contributors” and together with the GP Contributors the “Contributors”) and the Contributors desire to either (i) transfer to MCRLP all of the ownership and beneficial interests in and to each Property LLLP following the Conversion (as hereinafter defined) of each Property LLLP to a limited liability company, or (ii) in the event that the Conversion of any Property LLLP cannot be accomplished in accordance with the terms of this Agreement, cause to be transferred to MCRLP the fee interest in each Property (as defined below);

WHEREAS, MCRLP desires to acquire the Option (as hereinafter defined) to acquire from the Contributors and the Contributors desire to grant the Option to MCRLP to acquire all of the ownership and beneficial interests in and to each Option Property Owner following the Conversion (as such term is defined in the Option Agreement (as hereinafter defined)) of each Option Property Owner to a limited liability company; however, in the event that the Conversion of any Option Property Owner cannot be accomplished in accordance with the terms of the Option Agreement, MCRLP desires to acquire an option to acquire the fee interest in each Option Property from the Option Property Owners;

WHEREAS, provided the requisite consent of the LP Contributors is obtained authorizing the Conversion at or prior to Closing, each LP Contributor and MCRLP shall execute and deliver the LP Contributors Joinder Agreement in the form annexed hereto as Exhibit C whereby each LP Contributor shall make certain representations, warranties and agreements with respect to such LP Contributor’s ownership in any applicable Property Owner and shall agree to be bound by the terms and conditions of this Agreement;

WHEREAS, each Contributor is a partner in a Property LLLP or a partner in an Option Property Owner (an “Option Contributor”) and in such capacity is the record and beneficial owner of the limited liability limited partnership interest or the general partnership interest (the “Property Owner Interests”) in the Capital Office Owner set forth opposite such Contributor’s name on Exhibit D-1 through Exhibit D-6 annexed hereto;

WHEREAS, the Capital Office Owners are the owners of that certain real property known as “Capital Office Park”, which includes 6301 Ivy Lane, 6303 Ivy Lane, 6305 Ivy Lane, 6404 Ivy Lane, 6406 Ivy Lane and 6411 Ivy Lane, Greenbelt, Maryland, and 9200 Edmonston Road, Greenbelt, Maryland, which is located outside of Capital Office Park, all such real property as more particularly described in Exhibit E annexed hereto (each a “Property” and together the “Properties”), and certain unimproved real property designated as Parcel J, Parcel K, Parcel L, Outlot A, Parcel I-1, Parcel A and Parcel G on Exhibit F annexed hereto (each an “Option Property” and together the “Option Properties”) (the owner of each Property is set forth opposite the name of each Property LLLP on Exhibit G annexed hereto and the ownership of each Option Property is set forth opposite the name of each Option Property Owner on Exhibit H annexed hereto);

WHEREAS, prior to the Closing Date each GP Contributor shall endeavor to obtain the requisite consent or approval of the partners of any Property LLLP in which such GP Contributor is a partner to the conversion of such Property LLLP to a limited liability company (the “Conversion”) and the contribution of 100% of the membership and beneficial interests in and to such limited liability company to MCRLP (each a “Transferred Interest,” and, collectively, the “Transferred Interests”), and, upon receipt of such requisite consent or approval, each GP Contributor shall cause the Conversion of the Property LLLP to a limited liability company;

WHEREAS, on the Closing Date (as defined below) the Contributors desire to transfer the Exchange Property (as hereinafter defined) to MCRLP and to grant an option to MCRLP with respect to the Option Properties pursuant to the terms of the Option Agreement (as defined below) in exchange for (i) MCRLP’s assumption of those certain non-recourse first mortgage loans set forth on Exhibit I annexed hereto (collectively, the “Assumed Debt”) and each of which is evidenced and secured by those certain documents and instruments described in Exhibit J-1 through Exhibit J-7 annexed hereto (collectively, the “Existing Loan Documents”), which Existing Loan Documents include, without limitation, non-recourse first mortgages on each of the Properties, (ii) common operating partnership units (“Units”) of MCRLP and (iii) cash, or a combination cash and Units, on and subject to, the terms, covenants and conditions set forth herein; and

WHEREAS, subject to the terms and conditions of this Agreement, each Contributor and MCRLP shall, at the Closing (as defined below), execute a separate Limited Agreement of Indemnity (in the form attached hereto as Exhibit K) or a separate Guaranty Agreement (in the form attached hereto as Exhibit S) pursuant to Article 21 hereof whereby such Contributor shall indemnify MCRLP and/or Mack-Cali Realty Corporation (the “Company” and together with MCRLP “Mack-Cali”), MCRLP’s general partner, with respect to certain indebtedness of MCRLP and/or the Company as described herein.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth herein and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:

1.                                      CONTRIBUTION AND EXCHANGE; ALTERNATIVE STRUCTURE.

1.1.                              Provided the GP Contributors have obtained the requisite consent or approval of the partners of each Property LLLP authorizing the Conversion of such Property LLLP to a limited liability company, upon, and subject to, the terms, covenants and conditions of this Agreement, on the Closing Date (as defined below), each Contributor shall contribute the Transferred Interest to MCRLP, and MCRLP shall acquire the Transferred Interests.

1.2.                              Alternatively, in the event that the GP Contributors are unable to obtain the requisite consent or approval of the partners of any Property LLLP to the Conversion of such Property LLLP to a limited liability company prior to the Closing, the GP Contributor of such Property LLLP shall cause the Property LLLP to contribute the Properties owned by such Property LLLP to MCRLP, or its designee, by deed transfer at Closing. Notwithstanding the foregoing, each GP Contributor shall endeavor prior to the Closing to obtain the requisite consent or approval of the partners of any such Property LLLP in which such GP Contributor is a partner to the Conversion of such Property LLLP to a limited liability company. The Property conveyed by deed transfer pursuant to this Section 1.2 and/or the Transferred Interests contributed by assignment by each Contributor pursuant to Section 1.1 shall hereinafter be collectively referred to as the “Exchange Property”.

2.                                      CONSIDERATION AND DEPOSIT.

2.1.                              The aggregate consideration (the “Consideration”) for the Exchange Property shall be ONE HUNDRED SIXTY-ONE MILLION SEVEN HUNDRED TWENTY EIGHT THOUSAND DOLLARS ($161,728,000), and shall be allocated among the Properties as set forth on Schedule 2.1 (the “Allocated Property Values”) and payable as follows:

(a)                                  By MCRLP assuming the Assumed Debt as of the Closing Date (as defined below). The parties hereto acknowledge and agree that, as of the date hereof, the Assumed Debt has an approximate outstanding balance of SIXTY-THREE MILLION SEVEN HUNDRED EIGHTY-ONE THOUSAND EIGHT HUNDRED TWENTY-FOUR DOLLARS ($63,781,824) (the outstanding balance of the Assumed Debt shall hereinafter be referred to as the “Assumed Debt Amount”);

(b)                                 By payment of an amount of cash, if any, (i) in respect of any Contributor who elects to receive cash for part or all of its share of the Exchange Property, (ii) in respect of any Contributor who has not demonstrated to the reasonable satisfaction of MCRLP that it qualifies as an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act (as hereinafter defined)), (iii) in respect of any Contributor for fractional Units as provided in Section 2.1(c) hereof and (iv) in respect of any Property LLLP that elects to receive cash in exchange for part or all of the applicable Property in the event any Property is conveyed by Deed pursuant to Section 1.2 hereof. Each Contributor and/or Property LLLP, as applicable, that elects to receive cash for all or part of its Exchange Property in accordance with this Section 2.1(b), shall notify MCRLP of such election, in writing, as soon as practicable following the date hereof and no later then fifteen (15) days prior to Closing; and, thereafter, Schedule 2.1(b) annexed hereto shall be completed and shall set forth the name of each Contributor and the amount of cash paid to such Contributor pursuant to this Section 2.1(b). Notwithstanding anything herein to the contrary, unless otherwise agreed upon by MCRLP in its sole discretion, the cash portion of the Consideration, if any, shall in no event exceed an amount equal to the Consideration, less the Assumed Debt Amount and less the sum of a maximum amount of $70,000,000; and

(c)                                  By the issuance of Units, in respect of the Contributors, having a value (the “Unit Value”) equal to the sum of the Consideration less the amount of cash received pursuant to Section 2.1(b) above, if any, and the Assumed Debt Amount as of the Closing Date. The aggregate number of such Units (the “Contributor Units”) to be issued shall be calculated by dividing the Unit Value by the average closing price as reported on the New York Stock Exchange for the common stock, par value $0.01 per share (the “Common Stock”), of the Company over the twenty (20) consecutive trading days ending two (2) trading days prior to the Closing Date (the “Base Value”). No fractional Units shall be issued in respect of any Contributor, and any Contributor who is entitled to receive a fractional Unit shall instead receive cash with respect to such fractional Unit in an amount equal to the fractional Unit multiplied by the Base Value. Notwithstanding anything herein to the contrary, the Consideration shall be comprised of at least SEVENTY MILLION DOLLARS ($70,000,000) of Contributor Units, the value of such Contributor Units to be determined in accordance with this Section 2.1(c). If Contributors do not elect or do not qualify to receive Contributor Units with a Unit Value equal to at least SEVENTY MILLION DOLLARS ($70,000,000), MCRLP shall have the right, at its sole option, to terminate this Agreement by delivering written notice to Contributors’ counsel (as designated in Article 26 of this Agreement).

2.2.                              At the Closing, each Contributor shall be admitted to MCRLP as a limited partner with respect to the Contributor Units issued in respect of such Contributor as set forth on Schedule 2.2-A annexed hereto (which schedule shall be completed immediately prior to Closing), with the initial capital account balance set forth opposite such Contributor’s name on Schedule 2.2-B annexed hereto (which schedule shall be completed immediately prior to Closing). Each Contributor shall be issued a certificate (with respect to each Contributor, the “Certificate”) in the form attached hereto as Exhibit L, representing the Contributor Units, which Certificate shall contain the legend set forth in Section 7.5 of this Agreement.

2.3.                              (a)                                  In consideration for the execution of this Agreement and the mutual undertakings, covenants and obligations contained herein, concurrent with its execution of this Agreement, MCRLP shall deposit with Lawyers Title Insurance Corporation, as escrow agent (the “Escrow Agent”), TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000) (the “Refundable Deposit”), which deposit shall be unconditionally refundable prior to the expiration of the Inspection Period (as defined below), or otherwise pursuant to the terms of this Agreement and an additional TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000) deposit on or before the expiration of the Inspection Period (together with the Refundable Deposit, the “Deposit”).

(b)                                 MCRLP shall have the right to satisfy all or any portion of the Deposit with one or more unconditional irrevocable letters of credit issued by a banking institution reasonably satisfactory to the Contributors, having offices in the District of Columbia, presentable and payable on sight, naming the Escrow Agent as the beneficiary thereunder and naming MCRLP as the account party (the “Letter of Credit”). The Letter of Credit is to have an expiration date of at least one (1) year from its issuance. In the event that the Letter of Credit is not renewed by the date which is thirty (30) days prior to its then stated expiration date (and this Agreement remains in full force and effect) or in the event that the Contributors are entitled to the Deposit as provided herein, Escrow Agent shall present the Letter of Credit to the issuer at any time thereafter for payment and retain the proceeds thereof. The cash proceeds of any presentment of the Letter of Credit shall be held by the Escrow Agent in accordance with the terms of this Agreement.

(c)                                  If MCRLP satisfied the Deposit by either a check or wire transfer of funds, then so long as the Closing has occurred, the Escrow Agent shall return the Deposit to MCRLP at Closing. In the event that the Deposit is a Letter of Credit, then so long as the Closing has occurred, the Letter of Credit shall be returned to MCRLP, along with an acknowledgment from the beneficiary of the Letter of Credit, in a form reasonably acceptable to MCRLP, that said beneficiary has no further claim or interest in said Letter of Credit. If the Closing does not occur for any reason other than a default by any Contributor or a failure of any condition precedent to Closing set forth in Article 14 hereof, the Deposit shall be paid to, or the Letter of Credit may be drawn by, the Contributors. If the Closing does not occur for any reason other than a default by MCRLP or a failure of any condition precedent to Closing set forth in Article 14, the Deposit shall be returned to MCRLP.

2.4.                              With respect to the first Partnership Record Date (as defined in the OP Agreement) on or after the Closing Date, each Contributor shall receive a pro-rata distribution payable with respect to the Units held by such Contributor in accordance with the terms of the OP Agreement, as from time to time amended and in effect on the date hereof, on MCRLP’s next distribution payment date. Such pro-rata distribution shall be equal to (a) the amount of such distribution, multiplied by (b) a fraction, the numerator of which is equal to the number of days from the Closing Date to and including the end date of the period for which such distribution is being paid (the “Distribution Date”), and the denominator of which is equal to the number of days from (but excluding) the previous Distribution Date to and including the Distribution Date in question.

2.5.                              (a)                                  Subject to the terms and conditions set forth in this Agreement and with the benefit of all of the exculpatory provisions, if any, which are contained in the Existing Loan Documents, MCRLP shall accept and, if required by the Assumed Debt Lenders, expressly assume, as of the Closing Date all of the Assumed Debt, MCRLP acknowledging that such Assumed Debt will not be repaid at Closing. It shall be a condition to MCRLP’s obligation to assume any Assumed Debt, that the GP Contributors shall have obtained or caused the Property LLLP in which such GP Contributor is a partner to obtain the express written consent from each of the Assumed Debt Lenders to the transaction contemplated herein, together with an estoppel certificate from each of the Assumed Debt Lenders containing the certifications and agreements set forth on Schedule 2.5(a) (“Lender’s Estoppel”). Each GP Contributor, Property LLLP and MCRLP covenant to the other to use diligent and good faith efforts and take all commercially reasonable actions to obtain the express written consent and Lender’s Estoppel to the transactions contemplated herein from each of the Assumed Debt Lenders prior to the Closing Date and to provide such information and/or documentation as the Assumed Debt Lenders shall reasonably require in connection with such assumption. In the event that any GP Contributor or any Property LLLP is unable to obtain the requisite consent or approval from any Assumed Debt Lenders, MCRLP shall have the right, at its sole option, to terminate this Agreement by delivering written notice to Contributors’ counsel (as designated in Article 26 of this Agreement) to such effect within twenty (20) days after its receipt of written notification of any such occurrence; provided, however, in the event that MCRLP elects to terminate, as aforesaid, the Property LLLPs shall reimburse MCRLP for its reasonable attorney’s fees up to a maximum amount of $150,000.

(b)                                 MCRLP and the Property LLLPs agree to split on a 50/50 basis all costs and fees associated with the assumption of the Assumed Debt and the Existing Loan Documents including, without limitation, any and all assignment, transfer or other fees, application or other costs and any and all costs and expenses incurred by the applicable Assumed Debt Lender, including, without limitation, legal fees and disbursements and costs and expenses related to updated title, survey, environmental reports and/or other legal, due diligence or compliance matters required by the applicable Assumed Debt Lender. Notwithstanding the foregoing, each party shall pay for their respective legal fees in connection with such assumption of the Assumed Debt.

(c)                                  MCRLP and the GP Contributors agree that the GP Contributors and any guarantor and any environmental indemnitor under any of the Existing Loan Documents shall only be liable for obligations and liabilities with respect to matters first arising prior to the Closing Date and it shall be a condition to the GP Contributor’s obligation to Close hereunder that the Assumed Debt Lenders shall have released the GP Contributors and any guarantor and any environmental indemnitor from any and all obligations and liabilities first arising from and after the Closing Date. MCRLP agrees to assume liability for so-called “carve-outs” to non-recourse provisions and for any environmental indemnities contained in any of the Existing Loan Documents, but only for obligations and liabilities first arising from and after the Closing Date and not for any obligations or liabilities relating to any periods prior to Closing Date. MCRLP and Contributors agree to use commercially reasonable efforts to cause the Assumed Debt Lenders to require MCRLP to assume obligations and liabilities under the Existing Loan Documents only with respect to matters first arising from and after the Closing Date.

3.                                      REDEMPTION.

3.1.                              The Contributor Units received as Consideration for the transfer of the Exchange Property shall be redeemable by the Contributors in accordance with the Second Amended and Restated Agreement of Limited Partnership of MCRLP, as amended from time to time (the “OP Agreement”), at any time and from time to time subsequent to the first anniversary of the Closing Date on the basis of one (1) Unit for either cash equal to the fair market value of a share of Common Stock at the time of the redemption or, at the option of MCRLP acting through the Company, one (1) share of Common Stock (with such adjustments thereto as are provided in the OP Agreement).

4.                                      OPTION TO PURCHASE.

4.1.                              For the one (1) year period beginning on the Closing Date, MCRLP, or its designee, shall have the option (the “Option”) to notify the Option Contributors’ counsel (as designated in the Option Agreement (as hereinafter defined)) that it elects to acquire either all of the ownership and beneficial interests in and to each Option Property Owner or the fee interest in each Option Property for a purchase price of THIRTEEN MILLION DOLLARS ($13,000,000) (the “Option Purchase Price”), which shall be payable Units or, at the election of the Option Contributors or if an Option Contributor is not an “accredited investor” or as otherwise provided in the Option Agreement, cash. At Closing, the Option Contributors and MCRLP or its designee shall enter into an option agreement (the “Option Agreement”) in the form of Exhibit M annexed hereto pursuant to which the respective rights and obligations of the Option Contributors and MCRLP or its designee shall be set forth.

5.                                      INSPECTION PERIOD; MCRLP’S RIGHT OF TERMINATION AND REJECTION PRIOR TO CLOSING; AS IS CONDITION.

5.1.                              Through the period ending on the Execution Date, as it may be extended (the “Inspection Period”), MCRLP has performed, or cause to be performed, tests, investigations and studies of or related to the Properties including, but not limited to, soil tests and borings, ground water tests and investigations, percolator tests, surveys, architectural, engineering, subdivision, environmental, access, financial, market analysis, development and economic feasibility studies and other tests, investigations or studies as MCRLP, in its sole discretion, determined is necessary or desirable in connection with the Properties and inspected the physical (including environmental) and financial condition of the Properties, including but not limited to (i) all leases and other agreements with respect to the use and occupancy of the Properties, together with all amendments and modifications thereto and any guaranties provided thereunder (individually, a “Lease”, and collectively, the “Leases”), (ii) contracts and agreements for the servicing, maintenance and/or operation of any Property (the “Service Contracts”), (iii) engineering and environmental reports, (iv) development approval agreements, (v) permits and approvals, which inspection shall be satisfactory to MCRLP in its sole and absolute discretion, (vi) all Books and Records (as defined below), (vii) Existing Loan Documents, including, without limitation, the Existing Loan Documents, (viii) tenant correspondence files and (ix) other documents and information relating to the foregoing. MCRLP shall conduct any tests and studies in a manner which does not unreasonably impede the day-to-day operations of any Property, and shall repair and restore any portion of the surface of any Property disturbed by MCRLP, its agents or contractors during the conduct of any tests and studies to substantially the same condition as existed prior to such disturbance. Such right of inspection and the exercise of such right shall not constitute a waiver by MCRLP of the breach of any representation, warranty, covenant or agreement of any Contributor which might, or should, have been disclosed by such inspection. Each Contributor acknowledges that each of the Property LLLPs and Mack-Cali Realty Acquisition Corporation, a Delaware corporation and affiliate of MCRLP, have entered into that certain Access Agreement dated as of July 14, 2005 (the “Access Agreement”), with respect to MCRLP’s access to the Properties during the Inspection Period and thereafter and certain other matters. In the event of any conflict or inconsistency between the provisions of Sections 5.1 or 5.2 and any provision of the Access Agreement, the Access Agreement shall control.

5.2.                              During and after the Inspection Period and pursuant to the Access Agreement, MCRLP, its agents and contractors, shall have access to the Properties subject to the terms of the Access Agreement and other information pertaining thereto in the possession or within the control of any Contributor or any Property LLLP for the purpose of performing such studies, tests, borings, investigations and inspections for the purposes described in this Article 5. Each GP Contributor shall reasonably cooperate and shall cause each Property LLLP to cooperate with MCRLP in facilitating its due diligence inquiry and will deliver to MCRLP, promptly after request, true and complete copies of all test borings, Environmental Documents (as defined below), surveys, title materials and engineering and architectural data and the like relating to any Property that are in any GP Contributor’s or any Property LLLP’s possession or under its/his control. In the event that any additional materials or information come within any GP Contributor’s or any Property LLLP’s possession or control after the date of this Agreement, such GP Contributor shall promptly submit or cause any Property LLLP to submit true and complete copies of the same to MCRLP. Each GP Contributor shall notify MCRLP of any dangerous conditions on the Property of which such GP Contributor has knowledge, including, without limitation, conditions which due to the nature of the borings, studies, investigations, inspections or testing to be performed by or on behalf of MCRLP may pose a dangerous condition to MCRLP or MCRLP’s agents and contractors.

5.3.                              MCRLP may terminate this Agreement for any reason or for no reason, by written notice to the Contributors’ counsel (as designated in Article 26 of this Agreement) delivered on or prior to the expiration of the Inspection Period. In the event that MCRLP terminates this Agreement during the Inspection Period, this Agreement shall be null and void and the parties hereto shall be relieved of all further obligations hereunder except as otherwise provided herein. In the event MCRLP does not send notice by the end of the Inspection Period waiving its right to terminate this Agreement pursuant to this Section 5.3, MCRLP shall be deemed to have elected to terminate this Agreement. Upon such termination, the Refundable Deposit shall be returned to MCRLP.

5.4.                              EXCEPT AS PROVIDED IN THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS SET FORTH IN THIS AGREEMENT AND IN ANY CLOSING DOCUMENTS, INSTRUMENTS OR AFFIDAVITS TO BE DELIVERED AT CLOSING (COLLECTIVELY, THE “EXPRESS REPRESENTATIONS”), THE CONTRIBUTORS DO NOT, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, AND THE CONTRIBUTORS SHALL NOT, BY THE EXECUTION AND DELIVERY OF ANY DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION WITH CLOSING, MAKE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE WHATSOEVER, WITH RESPECT TO THE PROPERTIES, AND ALL SUCH WARRANTIES ARE HEREBY DISCLAIMED.

5.5.                              NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, BUT SUBJECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 7 (REPRESENTATIONS AND WARRANTIES OF CONTRIBUTORS) AND COVENANTS OF THE CONTRIBUTORS SET FORTH IN ARTICLE 8 (COVENANTS OF THE CONTRIBUTORS), AND SUBJECT TO ARTICLES 17 (CASUALTY LOSS) AND 18 (CONDEMNATION), MCRLP SHALL ACCEPT THE

PROPERTIES, INCLUDING WITHOUT LIMITATION THE ROOFS, ALL STRUCTURAL COMPONENTS, ALL HEATING, VENTILATING, AIR CONDITIONING, MECHANICAL, PLUMBING, AND ELECTRICAL SYSTEMS, FIRE AND LIFE SAFETY AND ALL OTHER PARTS OF THE BUILDINGS CONSTITUTING A PORTION OF THE PROPERTIES IN THEIR “AS IS” “WHERE IS” CONDITION ON THE CLOSING DATE, “WITH ALL FAULTS” AND “SUBJECT TO ALL DEFECTS.”  MCRLP HEREBY ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IT IS NOT IN A DISPARATE BARGAINING POSITION WITH RESPECT TO THE CONTRIBUTORS IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, THAT MCRLP FREELY AND FAIRLY AGREED TO THE WAIVERS AND CONDITIONS OF THIS SECTION 5.5 AS PART OF THE NEGOTIATIONS OF THIS AGREEMENT, AND MCRLP HAS BEEN REPRESENTED BY COMPETENT LEGAL COUNSEL IN CONNECTION HEREWITH AND HAS CONFERRED WITH SUCH LEGAL COUNSEL CONCERNING THE WAIVERS AND OTHER CONDITIONS OF THIS SECTION 5.5.

5.6.                              Notwithstanding the expiration of the Inspection Period, MCRLP shall continue to have the rights to conduct further investigations of the Properties as set forth in this Article 5.

6.                                      TITLE; MATTERS TO WHICH THIS EXCHANGE IS SUBJECT.

6.1.                              The Properties at Closing shall be subject to the following (collectively, the “Permitted Encumbrances”):

(a)                                  The liens of real estate Taxes (as hereinafter defined), personal property Taxes, water charges, and sewer charges provided same are not due and payable, but subject to adjustment as provided herein;

(b)                                 The rights of those parties listed on Schedule 7.1(b) occupying space at any of the Properties or tenants under leases entered into after the date hereof in accordance with the terms hereof (collectively, “Tenants”), as tenants only;

(c)                                  Any and all laws, statutes, ordinances, codes, rules, regulations, requirements, or executive mandates affecting the Properties including, without limitation, those related to zoning and land use, as of the date hereof;

(d)                                 The Service Contracts, except those Service Contracts which MCRLP elects not to assume in accordance with Section 8.1(h);

(e)                                  Any installment not yet due and payable of assessments imposed after the date hereof and affecting the Properties (or any portion thereof);

(f)                                    The lien of the mortgages on those Properties encumbered by Existing Loan Documents as of the date hereof in respect of Assumed Debt (but subject to the terms and conditions of this Agreement); and

(g)                                 Any matters not objected to, approved or deemed approved by MCRLP pursuant to Section 6.2 below.

6.2.                              (a)                                  MCRLP has, prior to the date hereof, directed Lawyers Title Insurance Corporation (“Lawyers Title”) to prepare title insurance searches and commitments for owner’s title insurance policies for each of the Properties (the “Title Commitments”). MCRLP shall direct Lawyers Title, or such other or additional title insurance companies as may be selected by MCRLP (collectively, the “Title Company”), to deliver to the Contributors’ counsel (as designated in Article 26 of this Agreement) copies of the Title Commitments and the documents describing the title exceptions shown on the Title Commitments (collectively, the “Title Documents”) which are to be delivered to MCRLP and its counsel.

(b)                                 MCRLP has, prior to the date hereof, advised Contributors’ counsel (as designated in Article 26 of this Agreement) in writing (“MCRLP’s Title Objection Letter”) of certain defects, objections or exceptions in the title to the Properties that appear in the Title Commitments (other than the Permitted Encumbrances) which MCRLP is not required to accept under the terms of this Agreement and to which MCRLP objects. The GP Contributors may, at their election (but shall have no obligation to), undertake to eliminate or cause to be eliminated such unacceptable defects, objections or exceptions, except that the GP Contributors shall be obligated to remove (i) judgments against the Contributors or the Property LLLPs, (ii) mortgages or other liens which can be satisfied by payment of a liquidated amount other than the Assumed Debt, (iii) payments to the mortgagees which are currently required pursuant to existing loan documents in order to cause the mortgagees to consent to MCRLP taking subject to the mortgages. Except as provided in the preceding sentence or below, the Contributors shall have no obligation to incur any expense in connection with curing such defects, objections or exceptions. Subject to the terms of this Section 6.2(b) and the GP Contributors’ right to adjourn the Closing as set forth below, the GP Contributors agree to respond to MCRLP’s Title Objection Letter (“Contributors’ Title Response”) within three (3) days of the Execution Date indicating whether they intend to undertake to eliminate or cause to be eliminated any objections, and, unless the GP Contributors elect to adjourn the Closing, as set forth below, MCRLP agrees to respond to Contributors’ Title Response prior to the expiration of the Inspection Period. The GP Contributors, in their discretion, may adjourn the Closing for up to sixty (60) days in the aggregate in order to eliminate unacceptable defects, objections or exceptions. Other than the items described in (i) through (iii) above, which the GP Contributors agree to cure or cause to be cured at their sole cost and expense without regard to the cost thereof, if, after complying with the foregoing requirements, the GP Contributors are unable to eliminate or cause to be eliminated all unacceptable defects, objections or exceptions in accordance with the terms of this Agreement on or before such adjourned date for the Closing, MCRLP shall elect either (w) to terminate this Agreement by notice given to the Contributors’ counsel (as designated in Article 26 of this Agreement) in which event the provisions of Section 25.2 shall apply, or (x) to accept title subject to such unacceptable defects, objections or exceptions and receive no credit against or reduction of the consideration to be given hereunder for any Property. Each GP Contributor agrees and covenants that it shall not voluntarily place or consent or permit any encumbrances or restrictions to title to any of the Properties from and after the date hereof, and if any encumbrance or restrictions are placed of record by any Contributor or Property LLLP against any of the Properties, the GP Contributors shall be obligated to remove them at or prior to Closing.

6.3.                              It shall be a condition to Closing that the Title Company be prepared to insure, title to each Property conveyed through the contribution of the Exchange Property, in the amount of the Allocated Property Value thereof (at a standard rate for such insurance) in the name of MCRLP or its designees, after delivery of the deeds or assignments of the Contributed Interests, by a standard 1992 ALTA Owners Policy, with such ALTA endorsements (including without limitation a comprehensive owner’s endorsement and a non-imputation endorsement, where available, for each Property) as are available in each applicable state where the Properties are located and as required by MCRLP attached, free and clear of all liens, encumbrances and other matters, other than the Permitted Encumbrances (the “Title Policy”). The Title Company shall provide affirmative insurance that any: (i) Permitted Encumbrances have not been violated, and that any future violation thereof will not result in a forfeiture or reversion of title; and (ii) the exceptions for Taxes shall apply only to the Taxes not yet due and payable. Each Contributor shall provide or cause to be provided such affidavits and undertakings as the Title Company insuring title to the Properties may reasonably require. The words “insurable title” and “insurable” as used in this Agreement are hereby defined to mean title which is insurable at standard rates (without special premium) by the Title Company without exception other than the Permitted Encumbrances, and standard printed policy exceptions.

6.4.                              Any unpaid Taxes, water charges, sewer rents and assessments, together with the interest and penalties thereon to the Closing Date (in each case subject to any applicable apportionment), and any mortgages or other liens created by or permitted by any Contributor, which such Contributor is obligated to pay and discharge pursuant to the terms of this Agreement, together with the cost of recording or filing of any instruments necessary to discharge such liens and such judgments, shall be paid at the Closing by such Contributor. The Contributors shall deliver to MCRLP, on the Closing Date, instruments in recordable form sufficient to discharge any such mortgages or other liens that are required to be paid and discharged pursuant to the terms of this Agreement.

6.5.                              If the Title Commitments disclose judgments, bankruptcies or other returns against other persons having names the same as or similar to that of any Contributor or any Property LLLP, such Contributor, on request by MCRLP, shall deliver to the Title Company affidavits showing that such judgments, bankruptcies or other returns are not against any Contributors, any Property LLLP or any affiliates. Upon request by MCRLP, each Contributor shall deliver any affidavits and documentary evidence as are reasonably required by the Title Company to eliminate the standard or general exceptions on the ALTA form Owner’s Policy. Each Contributor further agrees to deliver to the Title Company non-imputation indemnities or affidavits in the form attached hereto as Exhibit N necessary for the Title Company to issue a non-imputation endorsement for each Property, where available.

6.6.                              It is recognized and acknowledged that the portion of the Property known as Capital Office Park Buildings 5 and 6 and the Option Property described as Parcel I-1 are burdened and benefited by the terms of that certain Declaration of Easements dated January 7, 1986 and recorded among the Land Records of Prince George’s County, Maryland in Liber 6277 at Folio 240 (the “Declaration”). Notwithstanding anything contained herein to the contrary, Fourteenth LLLP, as declarant under the Declaration, shall be authorized prior to Closing hereunder, to record a modification to the Declaration in order to recognize and confirm that (i) the property subject to the Declaration, formerly known as Parcel F, has been further subdivided into Parcels H, I-1 and I-2, (ii) Capital Office Park Buildings 5 and 6 have been constructed on Parcels H and I-2, respectively, (iii) nothing in the Declaration shall be interpreted as precluding the owner of Parcel I-1 from developing an office building on Parcel I-1, and (iv) Parcels H, I-1 and I-2 shall continue to be benefited and burdened by the various easements and rights-of-way provided under the Declaration. The form of any such modification shall be submitted to MCRLP for review and approval not less than fifteen (15) days prior to the Closing and MCRLP’s approval shall not be arbitrarily withheld, delayed or conditioned.

7.                                      REPRESENTATIONS AND WARRANTIES OF THE GP CONTRIBUTORS AND THE PROPERTY LLLPs.

7.1.                              In order to induce MCRLP to perform as required hereunder, as of the date hereof and as of the Closing Date, each Property LLLP hereby warrants and represents, jointly and severally, all of the matters set forth in this Section 7.1. Without limiting the foregoing, in order to further induce MCRLP to perform as required hereunder, each GP Contributor agrees to, and shall, be liable for any breach of any of the warranties and representations set forth in this Section 7.1, subject in all respects to the limitations on (i) survival set forth in Section 7.4 hereof, (ii) knowledge set forth in Section 7.8 hereof, (iii) liability set forth in Sections 25.3(b) hereof and (iv) security for any breach set forth in Section 25.4 hereof. Anything contained herein to the contrary notwithstanding, the GP Contributors shall have no personal liability for any breach of any representation or warranty under this Section 7.1 and MCRLP’s sole remedy with respect to such breaches shall be to recover Units from the Escrow Pool pursuant to Section 25.4 hereof.

(a)                                  There are no actions, suits, labor disputes, litigation or proceedings currently pending or, to the knowledge of any Property LLLP in which such GP Contributor is a partner, threatened in writing against or related to such Property LLLP with respect to the Property, the environmental condition thereof, or the operation thereof, except as set forth on Schedule 7.1(a) annexed hereto.

(b)                                 Annexed hereto as Schedule 7.1(b) is a true, complete and correct schedule of all of the Leases to which the Properties are subject. The Leases are valid and bona fide obligations of the landlord thereunder and are in full force and effect. To the knowledge of each Property LLLP, no defaults remain uncured pursuant to notices of default sent to any Tenants and no condition exists which, solely with the passage of time or the giving of written notice or both, will become a default. Except as disclosed in writing to MCRLP, no Property LLLP has received any written notices of default by the applicable Tenant under any Lease which remain uncured or which were cured within the last two (2) years. The Leases constitute all of the Leases, tenancies or occupancies or rights to use and occupancy affecting any Property on the date hereof (except as a result of any subleases of portions of any Property), except as set forth on the Rent Roll, all Tenants have commenced occupancy and there are no other rights with respect to the use or occupancy of the Properties (except as a result of any subleases of portions of any Property). Except as expressly set forth in the Leases, no Tenant is entitled to now or in the future any concession, rebate, offset, allowance or free rent for any period nor has any such claim been asserted by any Tenant.

(c)                                  Annexed hereto as Schedule 7.1(c) is a listing (the “Rent Roll”) of the following, as of the date hereof and as of the Closing Date, which is true, complete and correct in all material respects for the Property and which lists, among other things, the amount deposited or posted as a letter of credit (the “Security Deposit”) under any Lease in the nature of security for the performance of the obligations of the Tenant or user, if any.

(d)                                 All undisputed bills and claims for labor performed and materials furnished to or for the account of the applicable owner of any Property arising prior to the Closing Date will be paid in full by such owner within customary time periods but not later than the Closing Date. To the extent any bills and claims for labor performed and materials furnished to or for the account of the applicable owner of any Property prior to the Closing Date are disputed, the applicable Property LLLP shall commence any actions related to such bills and claims promptly, such commencement being no later than forty-five (45) days from the receipt of an invoice by the applicable Property LLLP, and shall diligently prosecute same to its conclusion. If such action results in (i) a lien on any Property which lien remains unbonded for thirty (30) days, or (ii) any vendor providing unique services or services at below market price refusing to service any Property, the Property LLLP shall cause payment of same to be made to remedy same within ten (10) days thereafter. To the knowledge of such Property LLLP, the landlord under any Lease with respect thereto has performed all of the obligations and observed all of the covenants required of the landlord under the Leases. All work, alterations, improvements or installations required to be made for or on behalf of all Tenants under the Leases have in all respects been carried out, performed and completed and there is no agreement with any Tenant for the performance of any work to be done in the future, except as provided in any Lease.

(e)                                  No Property LLLP has received any written notice and has no knowledge of (i) any pending, threatened or contemplated annexation or condemnation proceedings, or private purchase in lieu thereof, affecting or which may affect any Property, or any part thereof, (ii) any proposed or pending proceeding to change or redefine the zoning classification of all or any part of any Property, (iii) any proposed or pending special assessments affecting any Property or any portion thereof, (iv) any penalties or interest due with respect to real estate taxes assessed against any Property and (v) any proposed change(s) in any road or grades with respect to the roads providing a means of ingress and egress to any Property.

(f)                                    No Property LLLP has received any written notice and has no knowledge of any suits or judgments relating to any violations (including, without limitation, Environmental Laws (as defined herein)) of any laws, ordinances or regulations affecting any Property, or any violations or conditions that may give rise thereto, from any agency, board, bureau, commission, department or body of any municipal, country, state or federal governmental unit, or any subdivision thereof, having, asserting or acquiring jurisdiction over all or any part of any Property or the management, operation, use or improvement thereof (collectively, the “Governmental Authorities”), and there are no outstanding orders, judgments, injunctions, decrees or writ of any Governmental Authorities against or involving the Contributors in respect of any Property.

(g)                                 No Property LLLP has received any written notice of outstanding requirements or recommendations by the holder of any mortgage encumbering any of any Property, which require or recommend any repairs or work to be done on any Property of a material nature.

(h)                                 There are no Service Contracts, union contracts, employment agreements or other agreements affecting any Property or the operation thereof, except the Service Contracts. True, accurate and complete copies of all the Service Contracts have been made available for review and are listed on Schedule 7.1(h) annexed hereto. All sums presently due and payable by the Property LLLPs under the Service Contracts which are due as of the Closing Date shall be fully paid on the Closing Date.

(i)                                     No Property LLLP has received any written notice that any of the permits and licenses required in connection with the operation of the Properties are subject to, or in jeopardy of, revocation or non-renewal.

(j)                                     There are no employees working at or in connection with any Property, except as set forth on Schedule 7.1(j). There are no union agreements affecting any Property as of the date hereof, nor shall any such agreements affect any Property as of the Closing Date.

(k)                                  Annexed hereto as Schedule 7.1(k), is a true, accurate and complete schedule of all leasing commission obligations affecting any Property. The respective obligations of the Property LLLPs, the GP Contributors and MCRLP with respect to said commissions are set forth in Article 9.

(l)                                     All personal property, fixtures, equipment, inventory and fixtures (“Personal Property”) owned by any Property LLLP and located on or at any Property, and used in connection with the operation of any Property is now owned and will on the Closing Date be owned by such Property LLLP free and clear of any conditional bills of sale, chattel mortgages, security agreements or financing statements or other security interests of any kind, except the lien of the Existing Loan Documents.

(m)                               To the knowledge of the Property LLLPs, all pre-existing aboveground and underground storage tanks and vessels, if any, at any Property have been removed and their contents disposed of in accordance with and pursuant to all applicable Environmental Laws or their continued use and operation is in accordance with all applicable Environmental Laws.

(n)                                 No Property LLLP has knowingly permitted, and shall not knowingly permit any person or entity to engage in any activity on the Property, in violation of Environmental Laws. The Property LLLPs have provided MCRLP with all environmental site assessments, investigations, and documents related to Contaminants and to prior operations set forth on Schedule 7.1(n) attached hereto.

(i)                                     “Environmental Laws” means each and every applicable federal, state, county, or municipal statute, ordinance, rule, regulation, order, code, directive or requirement of any Governmental Authority in any way related to Contaminants.

(ii)                                  “Contaminants” shall include, without limitation, any regulated substance, toxic substance, hazardous substance, hazardous waste, pollution, pollutant or contaminant, as defined or referred to in the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq.; (“CERCLA”); the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251 et seq.; together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof, as well as words of similar purport or meaning referred to in any other applicable federal, state, county or municipal environmental statute, ordinance, rule or regulation, including, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde and petroleum products and petroleum-based derivatives.

(iii)                               “Discharge” shall mean the releasing, spilling, leaking, leaching, disposing, pumping, pouring, emitting, emptying, treating or dumping of Contaminants at, into, onto or from the Properties, as the case may be, regardless of whether the result of an intentional or unintentional action or omission.

(iv)                              “Environmental Documents” shall mean all environmental documentation in the possession or under the control of the GP Contributors or the Property LLLPs concerning the Properties, as the case may be, or their environs, including, without limitation, all sampling plans, cleanup plans, preliminary assessment plans and reports, remedial action plans and reports, or the equivalent, sampling results, sampling result reports, data, diagrams, charts, maps, analysis, conclusions, quality assurance/quality control documentation, correspondence to or from any Governmental Authority, submissions to any Governmental Authority and directives, orders, approvals and disapprovals from any Governmental Authority.

(v)                                 “Environmental Laws” means each and every applicable federal, state, county or municipal statute, ordinance, rule, regulation, order, code, directive or requirement of any Governmental Authority in any way related to Contaminants.

(o)                                 The current principal balance outstanding under the Assumed Debt as of the date hereof, is SIXTY-THREE MILLION SEVEN HUNDRED EIGHTY-ONE THOUSAND EIGHT HUNDRED TWENTY-FOUR DOLLARS ($63,781,824). All monetary payments due and payable under the Existing Loan Documents on or before the date hereof by the Property LLLPs (or any successor entity) have been paid and no written notice has been received by any of the Property LLLPs and none of the Property LLLPs have any knowledge of any monetary or non-monetary defaults on the part of any party to the Existing Loan Documents as of the date hereof and no condition exists which with the giving of notice or the passage of time, or both, would constitute a default under the Existing Loan Documents. Except for any documents being entered into by MCRLP, the Existing Loan Documents constitute all of the documents evidencing, securing or otherwise dealing with the Assumed Debt.

(p)                                 No notice has been received from the General Services Administration to the effect that they have vacated or intend to vacate the first (1st) floor of the office building located at 9200 Edmonston Road. The Property LLLPs have not received any written notices from any of the Tenants at any of the Properties exercising a right of early termination of the term of such Tenant’s Lease.

(q)                                 Annexed hereto as Schedule 7.1(q) is a true and complete list of all Property LLLP’s collective bargaining agreements, employment and consulting agreements, non-competition agreements, executive compensation plans, bonus plans, directors’ fee arrangements, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, 401(k) savings plans, multiemployer plans, employee stock purchase and stock option plans, employee welfare plans, severance plans, group life insurance, hospitalization insurance or other similar plans or arrangements (either written or oral, but only to the extent an oral plan provides material benefits) providing for benefits to any employees of the Property LLLPs who are offered employment with Mack-Cali as of the Closing Date and who accept the offer (“New Employees”) or with respect to which a New Employee is a party.

(r)                                    The Property LLLPs have complied and currently are in compliance in all material respects, both as to form and operation, with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the 401(k) Savings Plan (the “Contributor 401(k) Plan”). With respect to the Contributor 401(k) Plan, the Property LLLPs have supplied MCRLP with the most recent determination letter issued by the Internal Revenue Service. With respect to collective bargaining agreements which cover New Employees, the Property LLLPs have supplied MCRLP with a true and complete copy of each collective bargaining agreement currently in effect including all amendments thereto.

7.2.                              In order to induce MCRLP to perform as required hereunder, as of the date hereof and as of the Closing Date, each GP Contributor and each Property LLLP hereby warrants and represents, jointly and severally, the following (it being recognized and agreed, however, that the following representations shall be of no force or effect in the event the transaction contemplated hereby is structured as a transfer of all of the Properties by Deed in accordance with Section 1.2 hereof):

(a)                                  The GP Contributor and any Property LLLP (including any predecessor entity thereto) in which such GP Contributor is a partner have paid all Taxes (as defined below) due and payable prior to Closing and timely filed all returns and reports required to be filed prior to Closing with respect to the operation and ownership of the Properties and for which MCRLP or such Property LLLP (including any predecessor entity thereto) could be subject to a material Tax liability or with respect to which a material claim in respect for Taxes could be made against the Properties. Each such Tax return or report is complete and accurate in all material respects. Each GP Contributor and the Property LLLP (including any predecessor entity thereto) in which such GP Contributor is a partner has paid or will pay, or has provided or will provide for a cash reserve, for all Taxes due with respect to any Property or Property LLLP related to any period ending on the Closing Date but that are required to be paid after the Closing Date with respect to the ownership and operation of the Properties and for which MCRLP or any Property LLLP (including any predecessor entity thereto) could be subject to a material Tax liability or with respect to which a material claim in respect for Taxes could be made against the Properties. True and complete copies of all federal, state and local Tax returns that have been filed by the Property LLLPs for 2001, 2002, 2003 and 2004 and all written communication with any taxing authority relating thereto have or will be made available to MCRLP during the Inspection Period. To the knowledge of each GP Contributor, no claim has been made by a taxing authority in a jurisdiction in which any Property LLLP (including any predecessor entity thereto) in which such GP Contributor is a partner has not filed Tax returns. Except as set forth in Schedule 7.2(a), there are no audits or other proceedings by any taxing authority pending or, to the knowledge of such GP Contributor, threatened with respect to the Taxes resulting from the ownership and operation of the Properties for which MCRLP or any Property LLLP (including any predecessor entity thereto) could be subject to a material Tax liability or with respect to which a material claim in respect for Taxes could be made against the Properties and no agreement extending the period for assessment and collection has been executed with respect thereto. To the knowledge of each GP Contributor, no assessment of Taxes is proposed against the Property LLLPs (including any predecessor entity thereto). There are no agreements or waivers extending the statute of limitations applicable to any Tax return or report filed or required to be filed by the GP Contributors or any Property LLLP (including any predecessor entity thereto) in which such GP Contributor is a partner with respect to any Taxes. Neither the GP Contributor nor any Property LLLP (including any predecessor entity thereto) in which such GP Contributor is a partner is a party to or has any liability under, any Tax indemnification, Tax allocation or Tax sharing agreement.

(b)                                 Annexed hereto as Schedule 7.2(b) is a listing of the following, which, to the GP Contributor’s actual knowledge, is true, complete and correct in all material respects for the assets that comprise each Property:  (i) the adjusted basis to the Property LLLP owning such Property for federal income tax purposes as of October 27, 2005; (ii) the date placed in service by the Property LLLP owning such property; (iii) the cost recovery method used by the Property LLLP owning such Property; and (iv) the remaining useful life for federal income tax purposes to the Property LLLP owning such Property.

(c)                                  To the GP Contributor’s actual knowledge, the financial statements, including the income and expense statements and the balance sheets of each Property LLLP (including any predecessor entity thereto) excluding only those assets, liabilities and operations not contemplated to be contributed pursuant to this Agreement, relating to the ownership and operation of the Property and the related audited, combined statement of income, partners’ capital and cash flows, including the footnotes thereto (copies of which are attached hereto as Exhibit T) (the “Property Financials”) as of and for the years ending December, 31, 2002, 2003 and 2004 which have been audited (or, in the case of Tenth LLLP, reviewed) by Hariton, Mancuso & Jones, P.C. and for the period of January 1, 2005 through June 30, 2005 (or the most recent fiscal quarter ending date if later), and reviewed by such accountants, fairly present the combined financial position of the Property LLLPs, or any predecessor entities thereto, relating to the Property in all material respects as of such dates and the combined results of operations and combined cash flows of the Property LLLPs, or any predecessor entities thereto, relating to the ownership and operation of the Property for such respective periods, in each case in accordance with generally accepted accounting practices for the operation of commercial real estate consistently applied for the periods covered thereby. The Property Financials from January 1, 2005 through June 30, 2005 (or the most recent fiscal quarter ending date if later) are subject to the normal year-end adjustments. There has been no material adverse change in the financial condition of any Property between June 30, 2005 and the date hereof and the same shall be true and correct as of the Closing Date.

(d)                                 The GP Contributors have delivered or made available or caused to be delivered or made available to MCRLP true, complete and correct copies of the operative organizational documents of each of Property LLLP and any successor organization to such Property LLLP (collectively, the “Seller Organizational Documents”). The Seller Organizational Documents, as applicable, constitute all of the material documents, agreements and instruments with respect to the governance, management and organization of each of the Property LLLPs and any successor organization to such Property LLLP. Except as shall be required to effect the Conversion, the Seller Organizational Documents shall not have been amended, modified, supplemented, terminated or otherwise changed in any manner as of the Closing Date. None of the Property LLLPs owns, or any successor organization to such Property LLLP shall own, directly or indirectly, any property or assets, other than the Properties owned by such entity or any equity or voting interest in, or otherwise control, any person or entity, except as may be expressly shown on the Property Financials.

(e)                                  The Contributors comprise all of the partners of the Property LLLPs or owners of any successor organization to the Property LLLPs formed as a result of the Conversion. There are no other partners of the Property LLLPs or owners of any successor organizations the Property LLLPs formed as a result of the Conversion.

(f)                                    Except as set forth in the Property Financials, or except for accounts payable to trade creditors in the ordinary course of business, none of the Property LLLPs, or any predecessor entities thereto, has any liabilities of any nature whatsoever, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured, fixed or unfixed or contingent, including, without limitation, any claim that is initiated after the Closing Date, but which claim is based upon an event that occurred prior to the Closing Date and liabilities evidenced by bonds, debentures, notes guarantees or similar instruments (“Undisclosed Liabilities”), with respect to any Property, Property LLLP, or any predecessor entity thereto and, notwithstanding anything to the contrary contained herein, the GP Contributors agree to, and hereby do, indemnify and hold harmless MCRLP from and against any such Undisclosed Liabilities arising at any time from and after the Closing.

7.3.                              In order to induce MCRLP to perform as required hereunder, as of the date hereof and as of the Closing Date, each GP Contributor represents and warrants to MCRLP, severally as to itself and not jointly, as follows (it being recognized and agreed, however, that the following representations shall be of no force or effect in the event the transaction contemplated hereby is structured as a transfer of all of the Properties by Deed in accordance with Section 1.2 hereof):

(a)                                  If such GP Contributor is an individual, such GP Contributor has all requisite power and authority to execute and deliver this Agreement and all other documents and instruments to be executed and delivered by him hereunder, and to perform all obligations hereunder and under such other documents and instruments in order to contribute his or her respective Property Owner Interest or cause the contribution of the Properties, as the case may be, in accordance with the terms and conditions hereof.

(b)                                 If such GP Contributor is an entity, such GP Contributor is a duly organized and validly existing organization and in good standing organized under the laws of its state of formation, has all requisite power and authority to execute and deliver this Agreement and all other documents and instruments to be executed and delivered by it hereunder, and to perform its obligations hereunder and under such other documents and instruments in order to contribute the Exchange Property in accordance with the terms and conditions hereof. All necessary actions of owners of such GP Contributor to confer such power and authority upon the persons executing this Agreement and all documents which are contemplated by this Agreement on its behalf have been duly taken.

(c)                                  This Agreement, when duly executed and delivered, will be the legal, valid and binding obligation of such GP Contributor, enforceable in accordance with the terms of this Agreement. The performance by such GP Contributor of its/his duties and obligations under this Agreement and the documents and instruments to be executed and delivered by it/him hereunder will not conflict with, or result in a breach of, or default under, any provision of any of the organizational documents of such GP Contributor, if applicable, or any agreements, instruments, decrees, judgments, injunctions, orders, writs, laws, rules or regulations, or any determination or award of any court or arbitrator, to which such GP Contributor is a party or by which its/his assets are or may be bound. Such GP Contributor has good and marketable title to, is the exclusive legal and equitable owner of, and has the unrestricted power and right to contribute, assign and deliver the Transferred Interest free and clear of all encumbrances of any kind or nature other than liens for Taxes that are not yet due and payable. No consent or approval of any person, entity or Governmental Authority or agency is required with respect to the execution and delivery of this Agreement by such Contributor or the consummation by such Contributor of the transaction contemplated hereby or the performance by such Contributor of its/his obligations hereunder. For purposes of this Agreement, “Governmental Authority” shall mean the federal, state, county or municipal government, or any department, agency, bureau or other similar type body obtaining authority therefrom, or created pursuant to any law.

(d)                                 Each GP Contributor owns its respective interest in the Property LLLP and such interest will, as of Closing, be owned by such Contributor free and clear of all liens, encumbrances, claims and rights of others, except for liens for Taxes not yet due and payable. None of the Contributors who has or has had an ownership interest in a Property LLLP has heretofore assigned or encumbered any of its interests in such Property LLLP.

(e)                                  None of the Contributors nor any of its or their affiliates, nor any of their respective partners, or to each Contributor’s knowledge, any of their members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, without limitation, those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

(f)                                    Each GP Contributor hereby acknowledges its understanding that the issuance of the Contributor Units is intended to be exempt from registration under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder (the “Securities Act”).

(g)                                 In furtherance thereof, and in order to induce MCRLP to issue the Contributor Units to each GP Contributor hereunder, each GP Contributor represents and warrants to MCRLP, severally as to itself and not jointly, as follows:

(i)                                     Such GP Contributor is acquiring the Contributor Units solely for its/his own account for the purpose of investment and not as a nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution of any thereof. Such GP Contributor agrees and acknowledges that it/he is not permitted to offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (“Transfer”) any of the GP Contributor Units except as provided in this Agreement and the OP Agreement.

(ii)                                  Such GP Contributor is knowledgeable, sophisticated and experienced in business and financial matters. Such Contributor fully understands the limitations on transfer described in this Agreement and the OP Agreement. Such GP Contributor is able to bear the economic risk of holding the Contributor Units for an indefinite period and is able to afford the complete loss of its/his investment in the Contributor Units. Such GP Contributor has received and reviewed the OP Agreement and had the opportunity to review the documents filed by the Company since its inception and MCRLP since 1998 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all registration statements and related prospectuses and supplements filed by the Company and declared effective under the Securities Act (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “SEC Documents”) and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such documents, as well as the Company and MCRLP and the business and prospects of the Company and MCRLP which such GP Contributor deems necessary to evaluate the merits and risks related to its/his investment in the Contributor Units.

(iii)                               Such GP Contributor acknowledges that it/he has been advised that (i) the Contributor Units must be held indefinitely, and such Contributor will continue to bear the economic risk of the investment in the Contributor Units, unless the Contributor Units are redeemed pursuant to the OP Agreement or are subsequently Transferred or registered under the Securities Act or an exemption from such registration is available, (ii) it is not anticipated that there will be any public market for the Contributor Units at anytime, (iii) Rule 144 promulgated under the Securities Act may not be available with respect to the sale of any securities of MCRLP (and that upon redemption of the Contributor Units in MCRLP for shares of Common Stock a new holding period under Rule 144 may commence), and MCRLP has made no covenant, and makes no covenant, to make Rule 144 available with respect to the sale of any securities of MCRLP, (iv) a restrictive legend as set forth in Section 7.5 below shall be placed on the certificates representing the Contributor Units, and (v) a notation shall be made in the appropriate records of MCRLP indicating that the Contributor Units are subject to restrictions on transfer.

(iv)                              Such GP Contributor also acknowledges that:  (i) the redemption of Contributor Units for, at the option of MCRLP acting through the Company, shares of Common Stock is subject to certain restrictions contained in the OP Agreement; and (ii) the shares of said Common Stock which may be received upon such a redemption may, under certain circumstances, be restricted securities and be subject to limitations as to transfer, and therefore subject to the risks referred to in subsection (c) above. Notwithstanding anything herein or in the OP Agreement to the contrary, Contributor hereby acknowledges and agrees that it/he may not exercise the Redemption Rights (as defined in the OP Agreement) until after the date which is one year from the Closing Date.

(v)                                 Such GP Contributor is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act).

7.4.                              Except as otherwise specifically stated in this Agreement, the representations, warranties and agreements set forth in this Agreement or in any document, agreement or estoppel delivered pursuant to this Agreement shall survive the Closing Date for a period of twelve (12) months and thereafter shall be deemed to be extinguished unless written notice of a breach of any such representation, warranty or agreement is delivered to the other party within such twelve (12) month period. If any such notice is delivered, the representation, warranty or agreement upon which such claim or breach is based shall survive for the applicable period of the statute of limitations. Notwithstanding the foregoing, (i) the representations, warranties and agreements set forth in Section 7.2 hereof shall survive the Closing Date until the later of (x) two (2) years after the Closing Date, or (y) March 31, 2008, (ii) the agreements set forth in Section 9.1 shall survive the Closing Date for a period of three (3) years thereafter, and (iii) the representations, warranties and agreements set forth in Sections 7.3, 11.1 and 13.2 shall survive for the applicable period of the statute of limitations.

7.5.                              The Contributors hereby acknowledge that each Certificate representing the Contributor Units shall bear the following legend:

“THE UNITS REPRESENTED BY THIS CERTIFICATE OR INSTRUMENT MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THE SECOND AMENDED AND RESTATED PARTNERSHIP AGREEMENT DATED AS OF DECEMBER 11, 1997 (A COPY OF WHICH IS ON FILE WITH THE OPERATING PARTNERSHIP), AS AMENDED, AND THAT CERTAIN CONTRIBUTION AND EXCHANGE AGREEMENT BY AND BETWEEN THE PERSONS IDENTIFIED THEREIN AS CONTRIBUTORS AND THE OPERATING PARTNERSHIP MADE                            , 2005 (A COPY OF WHICH IS ON FILE WITH THE OPERATING PARTNERSHIP; THE “EXCHANGE AGREEMENT”). EXCEPT AS OTHERWISE PROVIDED IN SUCH AGREEMENTS, NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR (B) IF THE OPERATING PARTNERSHIP HAS BEEN FURNISHED WITH A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE ACT AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER. IN ADDITION, THE UNITS ARE SUBJECT TO THE PROVISIONS OF SECTION 19 OF THE EXCHANGE AGREEMENT.”

7.6.                              Each GP Contributor and each Property LLLP acknowledges that it/he is not in a significantly disparate bargaining position with respect to MCRLP in connection with the transactions contemplated by this Agreement and that such GP Contributor and each Property LLLP was represented by legal counsel in connection with these transactions.

7.7.                              If, prior to the Closing, any of those individuals listed in Schedule 7.7 (“MCRLP Knowledge Persons”) obtain actual knowledge, without an obligation to investigate and without being responsible for the knowledge of any other person or any imputed knowledge, that is inconsistent with any representation or warranty made by the GP Contributors or the Property LLLPs in which any GP Contributor is a partner in this Article 7 or elsewhere in this Agreement, and MCRLP shall elect to proceed with the Closing notwithstanding such knowledge, then MCRLP shall be deemed to have waived any claim against the GP Contributors on account of such inconsistency; provided, however, that if the GP Contributors or the Property LLLPs in which any GP Contributor is a partner had actual knowledge of such inconsistent information at the time the representation or warranty was made, and MCRLP gives Contributors’ counsel (as designated in Article 26 of this Agreement) written notice of such inconsistent information and the consequent breach of such representation or warranty prior to the Closing, then the GP Contributors shall remain liable to MCRLP following the Closing on account of the breach of such representation or warranty.

7.8.                              As used in this Agreement, knowledge (or words of similar import) of any Property LLLP means the actual knowledge of the GP Contributor that is a general partner of such Property LLLP, as contrasted with any concept of imputed or implied knowledge and without any independent investigation and without assuming any duty to conduct any such independent investigation, except that each GP Contributor shall be deemed to have actual knowledge of any matter of which the following individuals shall have actual knowledge:  Doug Erdman, President of CRC Commercial (“CRC”) Dennis Burke, Vice President of Leasing of CRC, and Bill McClain, Vice President of Property Management of CRC.

7.9.                              No representation or warranty made by such GP Contributor or any Property LLLP in which such GP Contributor is a partner contained in this Agreement, and no statement contained in any document, certificate, schedule or exhibit furnished or to be furnished by or on behalf of such GP Contributor to MCRLP or any of its designees or affiliates pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate, schedule or exhibit.

8.                                      COVENANTS OF THE GP CONTRIBUTORS AND THE PROPERTY LLLPs.

8.1.                              Each GP Contributor and any Property LLLP in which such GP Contributor is a partner, covenants and agrees that between the date hereof and the Closing Date, it/he shall perform or observe or cause to be performed or observed the following:

(a)                                  The GP Contributor and any Property LLLP in which such GP Contributor is a partner, will operate and maintain or cause to operate or maintain the Properties in the ordinary course of business and use commercially reasonable efforts to reasonably preserve for MCRLP the relationships of the GP Contributors and the Property LLLPs with Tenants, suppliers, managers, employees, service providers and others having on-going relationships with the Properties. The GP Contributor and any Property LLLP in which such GP Contributor is a partner will continue to perform or conduct any capital improvement or capital expenditure program currently in process in the ordinary course of business. Neither the GP Contributors nor the Property LLLPs will defer taking any actions or spending any funds, or otherwise manage the Properties differently, due to the pending sale of the Properties.

(b)                                 The GP Contributors and the Property LLLPs, as landlord, will not enter into any new Leases with respect to the Properties, or renew or modify any Lease, without MCRLP’s prior written consent, which consent shall not be unreasonably withheld or delayed prior to the expiration of the Inspection Period and, thereafter, shall be granted or withheld in the sole and absolute discretion of MCRLP. In the event the proposed new or modified Lease contemplates that the landlord will perform tenant improvement work on a “turn-key” basis (a “Turn-Key Lease”) (i.e., that the Landlord is to provide specified tenant improvements and renovations as opposed to the Landlord granting an allowance to the tenant for such purpose), the request for MCRLP’s consent, shall include, in addition to the proposed lease and background information about the proposed tenant, a proposed preliminary space plan and office layout and a preliminary cost estimate of the proposed work to be provided by the Landlord. MCRLP shall have five (5) business days from the receipt of both the written request from the Property LLLP and all the required documentation and information regarding any new or modified Lease to notify the Property LLLP whether or not to grant its consent to such Lease. If it fails to respond within such five (5) business day period, MCRLP’s consent shall be deemed granted. With respect to all Turn-Key Leases executed after August 1, 2005, MCRLP shall be entitled to receive all of the following in connection with such Leases, as and when same become available: construction drawings and plans as revised from time to time; all requisitions for payment submitted by contractors with respect to the “turn-key” work; all change orders issued with respect to such work; and all budgets prepared from time to time by the contractors and/or the managing agent with respect to such work. As the work under any Turn-Key Lease executed after August 1, 2005 is performed, MCRLP shall have the right to approve, in its reasonable discretion, all material changes to the drawings and plans for such work and all material change orders that would increase the cost of such work. As used herein, the term “material” as relates to change-orders or changes in drawings and plans shall mean changes that increase the cost of the work to be performed by the Landlord under the Turn-Key Lease by more than ten percent (10%). In addition, the Property LLLP shall enter into a construction contract with the contractor or contractors performing all work under any such Turn-Key Lease on a form reasonably acceptable to MCRLP, and any material modifications of such construction contract shall be subject to MCRLP’s prior approval, which shall not be unreasonably withheld, delayed or conditioned and which shall be deemed granted if MCRLP fails to respond to a request for consent within five (5) business days after receipt of such request. If the work under any such Turn-Key Lease has not been completed at the time of the Closing hereunder, if requested by MCRLP, the GP Contributors shall arrange for CRC or any designated employee of CRC to continue to be available for a reasonable period of time to supervise and coordinate completion such work after the Closing at a compensation rate to be agreed upon.

(c)                                  If prior to the Closing Date the GP Contributor or any Property LLLP in which such GP Contributor is a partner, shall have received from the holder of any mortgage, any written notice requiring any repair work to be done on any Property, the GP Contributor or any

Property LLLP in which such GP Contributor is a partner, will promptly commence same and thereafter diligently pursue such work at their own cost and expense until the Closing Date and shall provide a credit against the Consideration for the estimated cost of all work remaining uncompleted as of the Closing Date.

(d)                                 Neither the GP Contributor nor the Property LLLPs shall:

(i)                                     Enter into any agreement requiring the Contributors or the Property LLLPs to do work for any Tenant after the Closing Date without first obtaining the prior written consent of MCRLP, except for work under Leases approved or deemed approved by MCRLP;

(ii)                                  Accept the surrender of any Service Contract or Lease, or grant any concession, rebate, allowance or free rent, without MCRLP’s prior written consent, which consent shall not be unreasonably withheld or delayed prior to the expiration of the Inspection Period and thereafter shall be provided at the sole and absolute discretion of MCRLP;

(iii)                               Apply any Security Deposits with respect to any Tenant in occupancy on the Closing Date, without MCRLP’s prior written consent, which consent shall not be unreasonably withheld or delayed prior to the expiration of the Inspection Period and thereafter shall be provided at the sole and absolute discretion of MCRLP;

(iv)                              Renew, extend or modify any of the Service Contracts, without MCRLP’s prior written consent, which consent shall not be unreasonably withheld or delayed prior to the expiration of the Inspection Period and thereafter shall be provided at the sole and absolute discretion of MCRLP;

(v)                                 Remove any Personal Property located in or on the Properties, except as may be required for repair and replacement. All repairs and replacements shall be free and clear of liens and encumbrances (except for the lien of the Existing Loan Documents) and shall be of quality at least equal to the repaired or replaced items and shall be deemed included in this sale, without cost or expense to MCRLP; or

(vi)                              Cause or permit any Property (any portion of such property), or any interest therein, to be alienated, mortgaged, licensed, encumbered or otherwise be transferred.

(e)                                  Upon request of MCRLP at any time after the date hereof, each GP Contributor and any Property LLLP in which such GP Contributor is a partner, shall assist MCRLP in its preparation of audited financial statements, statements of income and expense, all at MCRLP’s sole cost and expense and such other documentation as MCRLP may reasonably request, covering the period of such Contributor’s ownership of any Property.

(f)                                    Until Closing hereunder, each GP Contributor and any Property LLLP in which such GP Contributor is a partner will make all required payments under any mortgage affecting any Property within any applicable grace period, but without reimbursement by MCRLP thereof. Each GP Contributor shall also comply with all other terms, covenants, and conditions of any mortgage on any Property and the terms, covenants, and conditions of the Existing Loan Documents, if applicable, in each case, which, if not complied with, shall result in a default thereunder.

(g)                                 Up to and including the Closing Date, each Property LLLP agrees to maintain and keep or cause to be maintained and kept such hazard, liability and casualty insurance policies in full force and effect in such amounts and covering such risks as such Property LLLP has carried in the past in the ordinary course of business and in accordance with the terms of the Existing Loan Documents, if applicable.

(h)                                 Upon written notice from MCRLP given and received at least thirty (30) days prior to the Closing Date, the GP Contributor and any Property LLLP in which such GP Contributor is a partner, shall promptly cancel or cause to be cancelled, at their sole cost and expense, those Service Contracts which MCRLP elects not to assume effective as of the Closing hereunder to the extent cancelable; it being understood and agreed the Property LLLPs shall pay or cause to be paid any penalties incurred as a result of any such termination. MCRLP has notified the Property LLLPs that all existing cleaning contracts and management contracts relating to the Property shall be cancelled as of the Closing hereunder, but MCRLP acknowledges that the cleaning contract with Capital Building Maintenance Corp. will not be cancelled as of the Closing because it provides for a 120-day notice before the cancellation can become effective and that MCRLP shall provide any notice of cancellation of such contract not earlier than the Closing. It is further understood and agreed that MCRLP does not intend to terminate the existing contracts with the vendors providing electricity to the Properties prior to the Closing, but at any time thereafter, if requested in writing by MCRLP, the GP Contributors will send a notice of termination of such contracts to such vendors, provided the GP Contributors are held harmless from any termination fees or costs associated with such termination.

(i)                                     Each Property LLLP shall permit or cause to permit MCRLP and its authorized representatives to inspect the Books and Records (as defined below) of the Property LLLPs at all reasonable times. All Books and Records not conveyed to MCRLP hereunder shall be maintained for MCRLP’s inspection at Community Realty Company, Inc., 6305 Ivy Lane, Suite 202, Greenbelt, Maryland 20770.

(j)                                     All violations of statutes, ordinances, rules, regulations, orders, codes, directives or requirements affecting any Property, noted in the records of or issued by any Governmental Authorities and of which the GP Contributors have received written notice shall be complied with by Property LLLP prior to the Closing and each Property shall be conveyed free of any such violations, including, without limitation, violations of Environmental Laws.

(k)                                  Each Property LLLP and each GP Contributor shall:

(i)                                     Promptly notify MCRLP of, and promptly deliver to MCRLP, a certified true and complete copy of any Notice that such GP Contributor or a Property LLLP may receive, on or before the Closing Date from any Governmental Authority, concerning a violation of Environmental Laws or Discharge of Contaminants;

(ii)                                  Contemporaneously with the execution and delivery of this Agreement, and subsequently, promptly upon receipt by such GP Contributor or its/his representative or Property LLLP, deliver to MCRLP a certified true and complete copy of all Environmental Documents in its possession or control; and

(iii)                               Promptly notify MCRLP if such GP Contributor obtains actual knowledge that any of the representations and warranties set forth in Article 7 of this Agreement have become untrue in any respect or will be untrue on the Closing Date.

8.2.                              Each GP Contributor represents on behalf of itself and each of the Property LLLPs that set forth on Schedule 8.2 annexed hereto are the only proceedings now pending for a reduction in the assessed valuation of the Property or the Option Property. The GP Contributors agree to settle or withdraw all such proceedings prior to the Closing. Notwithstanding the foregoing, the GP Contributor shall not litigate or settle or cause to be litigated or settled any such matters without MCRLP’s prior written consent, not to be unreasonably withheld, if such litigation or settlement shall affect the current tax year or any future tax year. MCRLP, in MCRLP’s sole discretion, is hereby authorized by each GP Contributor, and each GP Contributor represents that it has authority from each Property LLLP to file any applicable proceeding for any tax years following the last tax year set forth on Schedule 8.2. The net refund of Taxes, if any, for any tax year for which the Property LLLPs or MCRLP shall be entitled to share in the refund shall be divided between the Property LLLPs and MCRLP in accordance with the apportionment of Taxes pursuant to the provisions hereof. All expenses in connection therewith, including counsel fees, shall be paid for by the party entitled to the benefits thereof, with a pro-rata sharing between the Property LLLPs and MCRLP for any tax year in which both parties are entitled to a portion of the refund. The provisions of this Section shall survive the Closing Date.

8.3.                              To the extent that any promotional material, marketing materials, brochures, photographs are not in the possession of the Contributors or the Property LLLPs, the Contributors shall cause the holders or owners of same to deliver such materials to MCRLP, without cost or expense, which obligation shall survive the Closing.

9.                                      LEASING COMMISSIONS AND TENANT IMPROVEMENT OBLIGATIONS.

9.1.                              The Property LLLPs shall be liable for (i) all leasing costs, including but not limited to brokerage commissions, tenant improvement and refurbishment obligations and allowances, any other Tenant inducements such as relocation expenses and rental payments to third parties and attorneys’ fees and expenses, payable in connection with all Leases in existence prior to August 1, 2005 (excluding leasing costs payable with respect to extension, expansion and renewal options which have not been exercised, and extension, expansion and renewal agreements which have not been entered into prior to August 1, 2005) and (ii) the Contributor’s “proportionate share,” as defined below, of all leasing costs payable with respect to any new Lease executed and delivered by the parties thereto between August 1, 2005 and the Closing Date (including any extension, expansion and renewal options which have been exercised, and extension, expansion and renewal agreements which have been entered into, between August 1, 2005 and the Closing Date) pursuant to the terms of this Agreement. The Contributor’s “proportionate share” of all leasing costs payable with respect to any new Lease entered into between August 1, 2005 and the Closing Date shall be equal to the proportion that the number of days from the commencement date of such Lease to the Closing Date bears to the total number of days during the primary term of such new Lease, and MCRLP’s “proportionate share” of all leasing costs payable with respect to any new Lease entered into between August 1, 2005 and the Closing Date shall be equal to the proportion that the number of days from the Closing Date to the termination date of the primary term of such new Lease bears to the total number of days during the primary term of such new Lease. For the avoidance of doubt, if the commencement date of any new Lease entered into between August 1, 2005 and the Closing Date occurs after the Closing Date, then the Contributor’s “proportionate share” of all leasing costs payable with respect to such Lease shall be 0%, and MCRLP’s “proportionate share” of all leasing costs payable with respect to such Lease shall be 100%. Those leasing costs for which the Contributor’s will be responsible under this Section 9.1 are hereinafter referred to as “Contributors’ Lease Costs”; and those leasing costs for which MCRLP will be responsible pursuant to the terms of this Section 9.1 are hereinafter referred to as “MCRLP’s Lease Costs”. Notwithstanding anything to the contrary contained herein, it is understood and agreed that MCRLP’s Lease Costs shall include the leasing commissions listed in Schedule 7.1(k) that may become payable in the future if any of those Tenants listed in Schedule 7.1(k) with early termination rights do not in fact exercise those rights (notwithstanding that such Leases were in existence prior to August 1, 2005). Each of the Property LLLPs agrees to indemnify and hold MCRLP harmless from and against, and agrees to reimburse MCRLP with respect to, any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and court costs) suffered or incurred by MCRLP and relating directly or indirectly to Contributors’ Lease Costs. MCRLP agrees to indemnify and hold the Contributors harmless from and against, and, agrees to reimburse the Contributors with respect to, any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and court costs) suffered or incurred by the Contributors and relating directly or indirectly to MCRLP’s Lease Costs. The Property LLLPs shall have a right at Closing to direct, in writing, that a portion of the Contributor Units otherwise distributable to the Contributors be issued to CRC; provided, however: (i) CRC is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act); (ii) CRC executes and delivers to MCRLP a subscription agreement covering such matters as MCRLP may reasonably request; (iii) CRC agrees to execute and/or deliver such other documents instruments and/or information required by MCRLP in connection with its issuance of Units; and (iv) such further agreements as may be reasonably agreed upon by the parties hereto.

9.2.                              Notwithstanding anything to the contrary set forth herein, in no event shall MCRLP have any liability to pay any leasing or brokerage fees or commissions to Community Realty Co., Inc., or any brokers or employees thereof, on account of any leases whatsoever regardless when signed.

9.3.                              The Lease with General Services Administration (“GSA”) at 9200 Edmonston Road (the “GSA Edmonston Lease”) provides that GSA shall be provided an allowance in the amount of $922,314 by the landlord for the purpose of paying for tenant renovations at the leased premises and relocation costs. Under the GSA Edmonston Lease, all of such allowance has been paid to GSA. If as a result of an audit of such allowance by GSA after the Closing it is determined that the landlord thereunder owes to GSA any additional sums on account of such allowance, the Property LLLP owning 9200 Edmonston Road shall remain liable to MCRLP for the amount of such additional sum. The Property LLLP owning 9200 Edmonston Road agrees to deliver to MCRLP at Closing all books and records relating to such allowance and the renovations for which such allowance was granted.

9.4.                              It is understood and agreed that from and after the Closing Date, all obligations and liabilities of the Property LLLPs under Sections 9.1 and 9.3 hereof shall be enforceable against the GP Contributors; provided, however, that the GP Contributors shall have no personal liability for such obligations or liabilities and MCRLP’s sole remedy with respect to such obligations and liabilities shall be to recover from the Escrow Pool pursuant to Section 25.4 hereof, except as otherwise provided in the next sentence. Notwithstanding the foregoing, the GP Contributors shall have personal liability for the brokerage commissions for which the Property LLLPs are liable under clause (i) of Section 9.1 above (but not for any of the other leasing costs listed in said clause (i)) and such personal liability shall not be limited to recovery against the Escrow Pool provided in Section 25.4 hereof, nor shall such personal liability be subject to the limitations set forth in Section 25.6 hereof.

10.                               ESTOPPEL CERTIFICATES.

10.1.                        On or prior to the date hereof, each Property LLLP agrees to deliver or cause to be delivered to each Tenant an estoppel certificate in the form annexed hereto as Schedule 10.1 or in the form attached as Exhibit O with respect to GSA leases for Tenant’s execution, completed to reflect the Tenant’s particular Lease status. Each Property LLLP agrees use commercially reasonable efforts to obtain or cause to be obtained from all Tenants the estoppel certificates in such form; provided, however, that if any Tenant shall refuse to execute an estoppel letter in such form, such Property LLLP shall nevertheless be obligated use commercially reasonable efforts to obtain estoppel certificates in the form in which each Tenant is obligated to deliver same as provided in its Lease. Each Property LLLP agrees to deliver or cause to be delivered to MCRLP, promptly upon receipt, copies of all estoppel letters received by Tenants, in the form received by such Contributor. The estoppel certificates required to be obtained pursuant to this Section 10.1 are collectively referred to as the “Estoppel Certificates”.

10.2.                        As a condition to Closing, the Property LLLPs may deliver or cause to be delivered: (i) an Estoppel Certificate from each Tenant which leases space at the Property in excess of 7,000 square feet or more in the aggregate (each a “Major Tenant”); and (ii) Estoppel Certificates from the remaining Tenants leasing at least seventy-five (75%) percent of the aggregate remaining square footage of each Property. In the event that the Property LLLPs are unable to obtain an Estoppel Certificate from Tenants other than a Major Tenant, sufficient to satisfy the aforesaid 75% of the aggregate square foot requirement, the Property LLLPs and GP Contributors may deliver or cause to be delivered a so-called “Seller’s Estoppel Certificate” for such Tenants as shall be required to satisfy such requirement covering those matters that would have been covered had such Tenant delivered an estoppel certificate in the form attached hereto, which Sellers Estoppel Certificate may be limited to the Contributors’ knowledge, as appropriate. Notwithstanding the immediately preceding sentence, MCRLP may in its sole and absolute discretion accept a Seller’s Estoppel Certificate for a Major Tenant in lieu of the Estoppel Certificate described in (i) above.

10.3.                        In addition to the requirements in Section 10.1 above, for an Estoppel Certificate to be deemed acceptable for purposes of this Agreement, such Estoppel Certificate (i) must not indicate any material defaults or delinquent rent payment, (ii) must certify that the Tenant’s most recent rental payment under its Lease was made not more than one (1) month prior to the month in which the Closing occurs, (iii) otherwise be consistent with the Rent Roll and the Contributor’s other representations and warranties in Article 7 and (iv) not allege a default by landlord under the Tenant’s Lease. Contributors shall deliver or cause to be delivered to MCRLP all responses received from Tenants in connection with Contributors’ request for such Estoppel Certificate.

11.                               REPRESENTATIONS AND WARRANTIES OF MCRLP AND THE COMPANY.

11.1.                        In order to induce each Contributor to perform as required hereunder or under the LP Contributors Joinder Agreement, MCRLP and the Company hereby warrant and represent the following:

(a)                                  MCRLP is a limited partnership duly organized and validly existing and in good standing under the laws of the State of Delaware and the Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Maryland. Each of the Company and MCRLP has all requisite power and authority to execute this Agreement and execute and deliver all other documents and instruments to be executed and delivered hereunder, and to perform its obligations hereunder and under such other documents and instruments in order to acquire the Exchange Property in accordance with the terms and conditions hereof. All necessary actions of MCRLP and the Company to confer such power and authority upon the persons performing on behalf of MCRLP and the Company have been taken.

(b)                                 This Agreement and the agreements and other documents to be executed and delivered by MCRLP hereunder, when duly executed and delivered, will be the legal, valid and binding obligation of MCRLP, enforceable in accordance with the terms of this Agreement. The performance by MCRLP of its duties and obligations under this Agreement and the documents and instruments to be executed and delivered hereunder by MCRLP will not conflict with, or result in a breach of, or default under, any provision of any of the organizational documents of MCRLP or the Company or any material agreements or instruments, or any decrees, judgments, injunctions, orders, writs, laws, rules or regulations, or any determination or award of any court or arbitrator, to which MCRLP or the Company is a party or by which the assets of MCRLP or the Company are or may be bound.

(c)                                  The Contributor Units to be issued to the Contributors and the Common Stock of the Company to be issued to the Contributors upon redemption of the Contributor Units are duly authorized and, when issued by MCRLP or the Company, as the case may be, will be fully paid and non-assessable, free and clear of any mortgage, pledge, lien, encumbrance, security interest, claim or right of interest of any third party of any nature whatsoever.

(d)                                 MCRLP has furnished to each Contributor a true and complete copy of the OP Agreement, as amended to date and will provide the GP Contributors copies of any and all amendments thereto from and after the date hereof until the Closing Date.

(e)                                  Neither MCRLP nor the Company has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, suffered the attachment or other judicial seizure of all, or substantially all, of its assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

(f)                                    The Company has filed with the Securities and Exchange Commission the SEC Documents required to date. As of their respective filing dates (or if amended, revised or superseded by a subsequent filing with the Securities and Exchange Commission, then on the date of such subsequent filing), the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g)                                 The Company, (i) beginning with first its taxable year ended December 31, 1995, and through the most recent taxable year ended December 31, 2004, has been subject to taxation as a REIT within the meaning of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated, and currently intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year ending December 31, 2005 and all subsequent taxable years, and (iii) has not taken or omitted to take any action which could reasonably be expected to result in a challenge to its status as a REIT, and to the knowledge of the Company, no such challenge is pending or threatened.

(h)                                 MCRLP (i) beginning with its first taxable year ended December 31, 1995, has qualified as a partnership for federal income tax purposes (and is not classified as an association taxable as a corporation for federal income tax purposes), (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a partnership and avoid taxation as a corporation and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a partnership, and to the knowledge of the Company, no such challenge is pending or threatened.

12.                               CLOSING.

12.1.                        (a) The consummation of the transactions contemplated hereunder (the “Closing”) shall take place at the offices of Seyfarth Shaw LLP, 815 Connecticut Avenue, N.W., Suite 500, Washington, D.C. 20006, or such other place as shall be mutually agreed by the parties hereto, on or about fifteen (15) days following the satisfactory completion by MCRLP of its due diligence review and the approval of the assignment of the Assumed Debt Amount by the lenders (the “Closing Date”); provided, however, the parties agree that if the consents of all of the Assumed Debt Lenders have not been obtained as required herein, then the Closing Date may be extended by either party to a date that is five (5) days after all of the consents of the Assumed Debt Lenders have been obtained, which date shall, in no event be latter than ninety (90) days from the date of this Agreement (the “Outside Closing Date”).

(b)                                 If the requisite consents or approvals for the Conversion have been obtained pursuant to the terms hereof, then immediately prior to the Closing, the applicable Contributors shall cause each of the applicable Property LLLPs to delivery duly executed and acknowledged documents and instruments, each in form and substance reasonably approved by the applicable Property LLLPs and MCRLP, required or appropriate to cause the Conversion to be consummated pursuant to the terms hereof.

12.2.                        On the Closing Date each Contributor or Property LLLP, as applicable, at his or its sole cost and expense, will deliver or cause to be delivered in escrow to the Escrow Agent to be delivered to MCRLP or the entity otherwise provided below upon satisfaction of all conditions to Closing set forth herein, the following documents:

(a)                                  If a Conversion has occurred, a duly executed assignment of the Transferred Interest to MCRLP in the form annexed hereto as Exhibit P;

(b)                                 If such Contributor is an entity, all organizational documents of such Contributor including the partnership agreement or LLC agreement, as applicable, of such Contributor, evidencing the power and authority of such Contributor to enter into this Agreement and any documents to be delivered hereunder, and the enforceability of same;

(c)                                  A certificate indicating that the representations and warranties of such Contributor made in this Agreement are true and correct as of the Closing Date;

(d)                                 A certificate signed by such Contributor, or, if applicable, an officer or partner of such Contributor in the form prescribed by Treasury Regulation Section 1445-2(b)(2) and annexed hereto as Exhibit Q, to the effect that such Contributor is not a “foreign person” as that term is defined in Section 1445(f)(3) of Code, in order to avoid the imposition of the withholding tax payment pursuant to Section 1445 of the Code;

(e)                                  Each Contributor’s Limited Agreement of Indemnity or Guaranty Agreement, duly executed by such Contributor, if applicable;

(f)                                    All original Leases and all other documents pertaining thereto, and certified copies of such Leases or other documents where each Contributor, using its best efforts, is unable to deliver originals of same;

(g)                                 All other original documents or instruments referred to herein, including without limitation the books, records, Tenant data, leasing material and forms, original brokerage agreements, past and current rent rolls, files, statements, tax returns, market studies, keys, access cards, codes, combinations, plans, specifications, reports, tests and other materials of any kind owned by or in the possession of any Contributor or any Property LLLP which are or may be used by any Contributor or any Property LLLP in the use and operation of any Property or Personal Property (collectively, “Books and Records”), contracts and agreements for the servicing, maintenance and operation of any Property, Licenses and Permits, and certified copies of same where Contributors, using their best efforts, are unable to deliver originals, provided however, for purposes of clarification, that Books and Records shall not include the personal or other Tax returns of the Contributors;

(h)                                 A letter to Tenants advising the Tenants of the transactions hereunder and directing that rent and other payments thereafter be sent to MCRLP or its designee, as MCRLP shall so direct;

(i)                                     If the Conversion has not been consummated pursuant to the terms hereof, then duly executed and acknowledged documents and instruments, each in form and substance reasonably approved by the applicable Property LLLPs and MCRLP, required or appropriate to effectuate the transfer of the Property to MCRLP pursuant to the terms hereof, including, without limitation, the following: (i) a special warranty deed with respect to each Property, in proper form for recording, conveying such Property from the applicable Property LLLP to MCRLP, subject only to the Permitted Encumbrances; (ii) a bill of sale conveying any and all personal property owned by each Property LLLP, which bill of sale shall contain no warranties representations by such Property LLLP, except that the Property LLLP is the owner of and has not previously sold, transferred or encumbered (other than in connection with the Existing Loan Documents) such personal property; (iii) an assignment and assumption of each Property LLLP’s right, title and interest in, to and under all Leases, Rents, Security Deposits (including, without limitation, any and all documents or instruments required or appropriate to transfer all Security Deposits held in the form of a letter of credit), equipment, service and other contracts and/or agreements; (iv) a general assignment of each Property LLLP’s right, title and interest in, to and under all warranties and guaranties, permits, licenses and approvals, utility deposits, site plans, surveys, plans and specification relating to each Property, catalogues, books, manuals, files, logs, records, correspondence, tenant lists, histories, brochures and other advertising materials and Intangible Property.

(j)                                     An assumption of the Existing Loan Documents duly executed by the Contributors and/or the Property LLLPs and consented to by the Assumed Debt Lenders, together with all original Existing Loan Documents and all other documents pertaining thereto, and certified copies of such Existing Loan Documents where each Contributor, using its best efforts, is unable to deliver originals of the same;

(k)                                  The Option Agreement duly executed by the Option Contributors and the Option Property Owners;

(l)                                     A termination of the existing CRC Management Agreement and a release from CRC Management of any amounts owed thereunder;

(m)                               Audited Property Financials for all Property LLLPs (except Tenth LLLP) as of and for the years ending December, 31, 2002, 2003 and 2004 and reviewed Property Financials for Tenth LLLP as of and for the years ending December, 31, 2002, 2003 and 2004;

(n)                                 An opinion of Contributors’ counsel reasonably satisfactory to MCRLP with respect to the existence, organization and authority of each Property LLLP and of the authority of persons executing documents on behalf of each Property LLLP;

(o)                                 A statement from each Contributor of such Contributor’s Contributor Debt Amount (as defined in Section 21.1); and

(p)                                 Such other documents as may be reasonably required or appropriate to effectuate the consummation of the transactions contemplated by this Agreement.

12.3.                        On the Closing Date, MCRLP, at its sole cost and expense, will deliver or cause to be delivered to each Contributor the following documents:

(a)                                  The Certificate, duly executed by MCRLP;

(b)                                 An agreement prepared by MCRLP and executed by the Company evidencing the admission of such Contributor as a limited partner in MCRLP, and pursuant to which such Contributor agrees to be bound by and assume all of the obligations and to be entitled to all of the rights of a limited partner in MCRLP with respect to the Contributor Units issued to such Contributor (the “Partnership Acknowledgment”);

(c)                                  Counterparts of any applicable documents listed in Section 12.2(i) above;

(d)                                 An assumption of the Existing Loan Documents duly executed by MCRLP;

(e)                                  The Option Agreement duly executed by MCRLP;

(f)                                    The Contributor’s Units and cash required to be paid as part of the Consideration;

(g)                                 An opinion from Seyfarth Shaw LLP to the effect that MCRLP has, since its taxable year ended December 31, 1995, been treated as a partnership for all federal income tax purposes and will continue so to qualify for its taxable year ending December 31, 2005, and that, for taxable years thereafter, based upon its current and proposed method of operation, MCRLP will be taxed as a partnership and not as an association taxable as a corporation for all federal income tax purposes;

(h)                                 An opinion of MCRLP’s counsel reasonably satisfactory to the Contributors to the effect that:

(i)                                     MCRLP is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Delaware and the Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Maryland and that each of MCRLP and the Company have all the requisite power and authority to enter into the Agreement and perform their respective obligations thereunder;

(ii)                                  The Agreement and agreements and other documents required to be executed by MCRLP pursuant to the Agreement constitute legal, valid and binding obligations of MCRLP and are enforceable in accordance with their terms; and

(iii)                               The Contributor Units when issued to the Contributors and the Common Stock of the Company to be issued to the Contributors upon redemption of the Contributor Units will be duly authorized and, when issued by MCRLP or the Company, as the case may be, will be fully paid and non-assessable, free and clear of any mortgage, pledge, lien, encumbrance, security interest, claim or right of interest of any third party of any nature whatsoever; and

(i)                                     Such other documents as may be reasonably required or appropriate to effectuate the consummation of the transactions contemplated by this Agreement.

12.4.                        Each party shall be responsible for its own attorneys’ fees.

12.5.                        The Property LLLPs shall be responsible for (i) one-half of the loan assumption costs, if any, pertaining to the Assumed Debt Amount including legal fees and application fees, (ii) all customary prorations and apportionments, (iii) all fees and costs attributable to the transfer of the Security Deposits, (iv) all fees and costs attributable to the assignment of utility contracts and the transfer of warranties, (v) one-half of all reasonable escrow fees and (v) one-half of any and all real estate transfer and recordation taxes that arise from the transactions contemplated in this Agreement.

12.6.                        MCRLP shall be responsible for the costs of its due diligence investigations, all customary prorations and apportionments and one-half of all reasonable escrow fees and one-half of all real estate transfer and recordation taxes that arise from the transactions contemplated in this Agreement. MCRLP shall be responsible for all title insurance costs but only one-half of the costs associated with the non-imputation endorsement.

13.                               ADJUSTMENTS.

13.1.                        The following items with respect to the Properties are to be apportioned as of midnight on the date immediately preceding the Closing:

(a)                                  All paid rents, together with any other sums paid by tenants, under the Leases shall be prorated as of the Closing Date. In the event that, at the time of Closing, there are any past due or delinquent rents owing by any tenants of the Properties, MCRLP shall use commercially reasonable efforts to collect such delinquent rents and shall apply delinquent rents received after Closing (net of any collection fees or expenses) first, to payment of current rent then due, including for such purposes all rentals for the month in which the Closing Date shall occur; second, to rents attributable to any period after the Closing which are past due on the date of receipt; and thereafter, to delinquent rents as of the Closing. The Contributors shall have the right, after Closing, to proceed against tenants for rents allocable to the period of the Property LLLP’s ownership of the Property but shall in no event seek to evict such tenants. In the event that any sums paid by tenants under the Leases, including, without limitation, any common area maintenance charges or shares of taxes or insurance premiums, shall be based upon estimates of actual sums due and such sums cannot be reconciled at Closing, the parties shall, on or before June 30, 2006, make between themselves any adjustment required by reason of any difference between such estimated amounts and the actual amounts of such sums. In the event that any sums payable by tenants under the Leases, including, without limitation, percentage rental, shall be payable after the Closing for periods prior to Closing, the parties shall make between themselves at the time of actual payment any adjustment (based upon their respective periods of ownership) required by reason of the payment schedule. Further, in the event that, subsequent to Closing, any Contributor receives any payments of rent or other sums due from tenants under

Leases such Contributor shall properly endorse such payments to MCRLP, and shall promptly forward such payments to MCRLP. The Contributors and MCRLP agree that (i) any Tenant under a GSA Lease pays its Basic Rent in monthly installments in arrears, (ii) inasmuch as such payment is made in arrears, all Basic Rent under the GSA Lease which is attributable to the portion of the month in which the Closing Date occurs which is prior to the Closing Date shall be credited to Seller as an addition to the Purchase Price at Closing, (iii) MCRLP shall be entitled to all Basic Rent under the GSA Lease to the extent it is collected after the Closing Date, and (iv) if any Contributor receives any Basic Rent or other sums under the GSA Lease which has been previously credited to the Contributors under clause (ii) of this sentence or which is otherwise payable to MCRLP under clause (iii) then and in any of such events such Contributor shall promptly deliver the amount of such Basic Rent or other sums to MCRLP.

(b)                                 A cashier’s check to the order of MCRLP in the amount of all cash Security Deposits and any prepaid rents, together with interest required to be paid thereon. At the election of the Property LLLPs, such amount may be allotted to MCRLP as a credit against the balance of the Consideration.

(c)                                  Utility charges payable by the Contributors, including, without limitation, electricity, water charges and sewer charges. If there are meters on the Properties, the Contributors will cause readings of all said meters to be performed not more than five (5) days prior to the Closing Date.

(d)                                 Amounts payable under the Service Contracts other than those Service Contracts which MCRLP has elected not to assume.

(e)                                  Real estate taxes due and payable for the calendar year. If the Closing Date, shall occur before the tax rate is fixed, the apportionment of real estate taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation. If subsequent to the Closing Date, real estate taxes (by reason of change in either assessment or rate or for any other reason) for any Property should be determined to be higher or lower than those that are apportioned, a new computation shall be made, and the Contributors agree to pay MCRLP any increase shown by such recomputation and vice versa.

(f)                                    The value of fuel stored at any of the Properties, at the Contributors’ most recent cost, including any related excise Tax or similar Taxes, on the basis of a reading made within ten (10) days prior to the Closing by the Contributors’ supplier.

(g)                                 Amounts incurred or accrued prior to the Closing Date or payable to or with respect to any New Employee or other personnel (i.e., independent contractors of the Property LLLPs or an affiliate of the Property LLLPs) for services performed or otherwise including, without limitation, costs related to accrued vacation time.

13.2.                        Promptly following request by MCRLP, the Contributors shall deliver to MCRLP a list additional rent, however characterized, under each Lease, including without limitation, real estate taxes, electrical charges, utility costs and operating expenses (collectively, “Additional Rents”) billed to Tenants for the calendar year in which the Closing occurs (both on a monthly basis and in the aggregate), the basis for which the monthly amounts are being billed and the amounts incurred by the Contributors on account of the components of Additional Rent for such calendar year. Upon the reconciliation by MCRLP of the Additional Rents billed to Tenants, and the amounts actually incurred for such calendar year, Contributors and MCRLP shall be liable for overpayments of Additional Rents, and shall be entitled to payments from Tenants, as the case may be, on a pro-rata basis based upon each party’s period of ownership during such calendar year.

13.3.                        All amounts due and owing under the Existing Loan Documents other than the outstanding principal balance thereof, including by way of example accrued and unpaid interest, deferred interest, late charges, default interest, prepayment fees or penalties, and any and all other fees and charges, shall be paid by the Contributors on or before the Closing. MCRLP shall reimburse the Contributors for all escrows held by the Existing Lenders as of the Closing Date and credited to the new borrower under the Assumed Debt.

13.4.                        If, on the Closing Date, any Property or any part thereof shall be or shall have been affected by an assessment or assessments which are or may become payable in annual installments, all the unpaid installments of any such assessment due and payable on or prior to the Closing Date shall be paid and discharged by the Contributors on the Closing Date.

13.5.                        At the Closing, the parties shall adjust for certain leasing costs in accordance with Section 9.1.

13.6.                        Except as otherwise provided in this Agreement, the adjustments shall be made in accordance with the customs and practice in respect of real estate closings in the State of Maryland.

13.7.                        Any errors in calculations or adjustments shall be corrected or adjusted as soon as practicable after the Closing.

13.8.                        The credits set forth in Sections 13.5 and 13.6 shall be made against the Consideration. Any other amounts payable to the Contributors hereunder shall be treated as distributions made to the Contributors from the relevant Property LLLP immediately prior to the Closing.

13.9.                        At the Closing, after payment of all obligations and payments required of the Property LLLPs hereunder, all cash on hand in any accounts of any successor entity to any Property LLLP shall be distributed to the Contributors.

14.                               CONDITIONS PRECEDENT TO CLOSING.

14.1.                        The obligations of each Contributor and/or Property LLLP, as applicable, to deliver the Exchange Property and to perform the other covenants and obligations to be performed by each Contributor on the Closing Date, shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by such Contributor):

(a)                                  The representations and warranties made by MCRLP herein shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date;

(b)                                 MCRLP shall have produced all documents as may be reasonably required or appropriate to effectuate the consummation of the transactions contemplated by this Agreement; and

(c)                                  MCRLP shall have executed and delivered or caused to be executed and delivered to such Contributor all of the documents provided herein for said delivery.

14.2.                        The obligations of MCRLP to accept the Exchange Property and to perform the other covenants and obligations on the Closing Date shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by MCRLP):

(a)                                  The representations and warranties made by each Contributor herein shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date;

(b)                                 Each Contributor shall have performed all covenants and obligations undertaken by such Contributor herein in all respects and complied with all conditions required by this Agreement to be complied with or performed by it on or before the Closing Date;

(c)                                  Each GP Contributor and the Property LLLP in which such GP Contributor is a partner has delivered or caused to be delivered to each Tenant an Estoppel Certificate in a form annexed hereto as Schedule 10.1 (See, Exhibit O for form GSA Estoppel Certificate) and the provisions of Sections 10.2 and 10.3 shall be met;

(d)                                 Each Contributor and the other Contributors collectively shall assign and transfer the Transferred Interests, if applicable, free from all encumbrances, security interests and liens whatsoever, representing, in the aggregate, all of the partnership interests in each Property LLLP;

(e)                                  As of the Closing Date, the Properties shall be free from all encumbrances, security interests and liens whatsoever, other than Assumed Debt and Permitted Encumbrances;

(f)                                    The Title Company shall have issued a standard ALTA non-imputation endorsement;

(g)                                 The Contributors shall have produced all documents as may be reasonably required or appropriate to effectuate the consummation of the transactions contemplated by this Agreement;

(h)                                 The Rent Roll delivered to MCRLP at Closing shall be substantially the same as the Rent Roll delivered to MCRLP during the Inspection Period, other than changes in the ordinary course;

(i)                                     Subject to the rights of either party to extend the Closing Date pursuant to the terms of Section 12.1 above, on or prior to the Closing Date, as the same may be extended as aforesaid, the Contributors and MCRLP have obtained (i) the consent of the Assumed Debt Lenders to MCRLP’s assumption of the Assumed Debt and (ii) the release of any Guarantors for matters first arising from and after the Closing Date; and

(j)                                     Each Contributor shall have executed and delivered to MCRLP all of the documents provided for herein for said delivery.

14.3.                        (a)                                  If any condition precedent to Closing has not been satisfied on or before the Closing Date, then the party whose conditions to Closing have not been satisfied (the “Unsatisfied Party”) shall give notice to the other party of the condition or conditions that the Unsatisfied Party asserts are not satisfied.  If the conditions specified in such notice are not satisfied within ten (10) business days after receipt of such notice, then the party whose condition precedent was not satisfied may terminate this Agreement, whereupon neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination) and, unless the failure was due to MCRLP’s default, the Deposit shall be returned to MCRLP.  Notwithstanding anything contained herein to the contrary, if any of the conditions precedent to MCRLP’s obligation to close, as set forth in Section 14.2, are not satisfied within the ten (10) business day period specified above and the same are reasonably susceptible of being cured, either party shall have the right to extend such period in which to satisfy the unsatisfied condition for a period of up to sixty (60) additional days, by giving notice thereof to MCRLP within such ten (10) business day period.  Further, either party shall have the right to waive the unsatisfied condition or conditions, by notice to the other party within five (5) business days after expiration of the applicable satisfaction period, without satisfaction having occurred, in which event the Closing Date shall be the date that is five (5) business days after receipt of such waiver notice.  If necessary, the Closing Date shall be extended for the duration of any period of time required to satisfy the condition, but in no event shall the Closing Date be extended beyond Outside Closing Date.

(b)                                 If the transactions contemplated by this Agreement close, the parties shall be deemed to have waived any and all unmet or unsatisfied conditions, provided that such waiver shall not be deemed a waiver of any breach by either party of any of its covenants, representations and warranties hereunder.

15.                                 ASSIGNMENT.

15.1.                        This Agreement may not be assigned by MCRLP to any other entity; provided, however, that at Closing, MCRLP shall have the right to cause each Contributor to direct the assignment of the Exchange Property and other closing instruments to any entity in which MCRLP directly or indirectly owns one hundred percent (100%) of the equity interests and which is treated for federal income tax purposes as disregarded as an entity separate from MCRLP.

16.                                 BROKER.

16.1.                        Each Property LLLP represents and warrants to MCRLP that the Property LLLPs have not contacted or entered into any agreement with any real estate broker, agent, finder, or any party in connection wit this transaction, except for Eastdil Realty Company, LLC (“Contributor’s Broker”) and that the Contributors have not taken any action which would result in any real estate broker’s or finder’s fees or commissions being due and payable to any party other than the Contributor’s Broker with respect to the Transaction contemplated hereby.  The Contributors will be solely responsible for the payment of the Contributor’s Broker’s commission in accordance with the provisions of a separate agreement.  MCRLP hereby represents and warrants to the Contributors that MCRLP has not contracted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction and that MCRLP has not taken any action which would result in any real estate brokerage or finder’s fees or commissions being due or payable to any party with respect to the transaction contemplated hereby.

16.2.                        Each Property LLLP and MCRLP hereby indemnifies and agrees to hold each other harmless from any loss, liability, damage, cost, or expense (including, without limitation, reasonable attorneys’ fees) paid or incurred by the other party by reason of a breach of the representation and warranty made by such party under this Article 16.  Notwithstanding anything to the contrary contained in this Agreement, the indemnities set forth in this Section 16 shall survive the Closing or earlier termination of this Agreement for a period of two (2) years.

16.3.                        It is understood and agreed that from and after the Closing Date, all obligations and liabilities of the Property LLLPs under Sections 16.1 and 16.2 hereof shall be enforceable against the GP Contributors.  The GP Contributors shall be personally liable for such obligations and liabilities and such personal liability shall not be limited to recovery against the Escrow Pool provided in Section 25.4 hereof, nor shall such personal liability be subject to the limitations set forth in Section 25.6 hereof.

17.                                 CASUALTY LOSS.

17.1.                        If, prior to the Closing, all or any portion of any Property is damaged by fire or any other cause whatsoever, the Contributors shall promptly give MCRLP written notice of such damage.  Risk of loss for damage to all or any part of the Property by fire or other casualty from the date hereof through the Closing Date will be on the Contributors.

17.2.                        If the cost for repairing such damage is less than TWO MILLION DOLLARS ($2,000,000) (as determined by the Contributors’ independent insurer), then MCRLP shall have the right at Closing to receive the amount of the deductible plus all insurance proceeds received by the Contributors as a result of such loss, or an assignment of the Contributors’ rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Consideration, and the Contributors shall have no further liability or obligation to repair such damage or to replace the Property.  If the loss is uninsured, then MCRLP shall receive a credit at Closing in the amount of the uninsured loss.

17.3.                        If the cost for repairing such damage is greater than TWO MILLION DOLLARS ($2,000,000) (as determined by MCRLP’s independent insurer), then MCRLP shall have the option, exercisable by written notice delivered to the Contributors within five (5) business days after the Contributors’ notice of damage to MCRLP, either (i) to receive the amount of the deductible plus all insurance proceeds received by the Contributors as a result of such loss, or an assignment of the Contributors’ rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Consideration, and the Contributors shall have no further liability or obligation to repair such damage or to replace the Property; or (ii) to terminate this Agreement.  If MCRLP elects to terminate this Agreement, MCRLP shall give notice thereof to the Contributors and the Escrow Agent, the Deposit shall be promptly returned to MCRLP, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination.  If MCRLP fails to notify the Contributors within such five (5) business day period of MCRLP’s intention to terminate this Agreement, then MCRLP shall be deemed to have elected option (i), and MCRLP and the Contributors shall proceed to Closing in accordance with the terms and conditions of this Agreement.

18.                                 CONDEMNATION.

In the event of a material taking (as defined in this Section 18), MCRLP shall have the right, at its sole option, to either (a) terminate this Agreement by giving the Contributors written notice to such effect within twenty (20) days after its receipt of written notification of any such occurrence, or (b) accept title to the remainder of the Properties without reduction of any consideration given hereunder and eliminate the affected property in its entirety from this transaction.  Should MCRLP so terminate this Agreement in accordance with this Section, neither party shall have any further liability or obligations to the other.  In the event MCRLP shall accept title to the remainder of the affected property, the Contributors shall, subject to the rights of the holder of any existing mortgage, assign all proceeds of such taking to MCRLP, and same shall be MCRLP’s sole property, and MCRLP shall have the sole right to settle any claim in connection with any Property.  The term “material taking” shall be defined to mean the institution of any proceedings, judicial, administrative or otherwise which would (a) reasonably be expected to reduce the aggregate useable square footage of any portion of a any building or reduce the aggregate size of any parcel of land by more than ten percent (10%), (b) entitle a Tenant to terminate its Lease, (c) cause access to any Property to be taken or materially diminished (i.e., such taking does not provide access to a publicly dedicated street or is an impediment to traffic flow from and to any Property), or (d) result in parking no longer being in compliance with applicable zoning laws and the Contributors are unable to remedy such noncompliance prior to Closing.

19.                                 TRANSFER RESTRICTIONS; RIGHT OF FIRST REFUSAL.

19.1.                        (a)                                  Except as explicitly set forth herein, each Contributor agrees that the Contributor Units may not be sold, assigned, transferred or in any manner disposed of (collectively, “Transferred”) or redeemed for shares of Common Stock until after the first anniversary of the Closing Date (the “Anniversary”).

(b)                                 The Contributor Units may be pledged or encumbered at any time but only upon thirty (30) days prior written notice to MCRLP, provided that the secured party agrees to enter into such agreements with the Contributor and MCRLP as MCRLP reasonably requests in connection with the pledge or encumbrance.  Any foreclosure or transfer by such a secured party shall be considered a Transfer, which may not occur until the Anniversary and shall be subject to the provisions of Sections 19.1(a) and 19.2 hereof.  Thereafter, the Contributor Units and/or shares of Common Stock underlying the Contributor Units (the “Underlying Shares”) may only be Transferred (i) privately in accordance with the terms of the OP Agreement and this Article 19, or (ii) in the form of Underlying Shares only, publicly, including pursuant to Rule 144 under the Securities Act, to the extent available (subject to the restrictions of the Securities Act and the rules and regulations promulgated thereunder).

19.2.                        (a)                                  If Contributor or any permitted transferee thereof (including any Transfer pursuant to a foreclosure or transfer by a secured party as contemplated by Section 19.1(b) above (a “Selling Contributor”) receives a bona fide written offer to purchase part or all of its/his Contributor Units or Underlying Shares in a privately negotiated transaction which it/he desires to accept, such Contributor shall not sell, transfer, or otherwise dispose of (the “Proposed Disposition”) such Units or Underlying Shares (the “Disposition Securities”) to a third party (the “Proposed Purchaser”), unless, prior to such Proposed Disposition, such Contributor shall have promptly reduced the terms and conditions, if any, of the Proposed Disposition to a reasonably detailed writing and shall have delivered written notice (the “Disposition Notice”) of such Proposed Disposition to MCRLP.  All offers to purchase Contributor Units or Underlying Shares must be for cash.  The Disposition Notice shall contain an irrevocable offer to sell all, but not less than all, the Disposition Securities to the Proposed Purchaser upon the same terms (including price) and subject to the same conditions, if any, as those contemplated by the Proposed Disposition, and shall be accompanied by a true and correct copy of the agreement embodying the terms and conditions, if any, of the Proposed Disposition (which shall identify the Proposed Purchaser, the Disposition Securities, the consideration and method of payment contemplated by the Proposed Disposition and all other terms and conditions, if any, of the Proposed Disposition).

(b)                                 Any such Proposed Purchaser must be an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act) at the time that any Disposition Securities are transferred.

(c)                                  MCRLP shall have the irrevocable right and option (the “Purchase Option”), to accept such irrevocable offer to purchase the Disposition Securities which are subject to the Proposed Disposition by delivering to the Selling Contributor written notice of the exercise of its Purchase Option with respect to the Disposition Securities (an “Exercise Notice”) within five (5) business days after receipt of the Disposition Notice (the “Notice Period”).

(d)                                 If MCRLP shall have timely delivered its Exercise Notice with respect to the Disposition Securities, all certificates for the Disposition Securities shall be delivered to MCRLP at a closing to be held on the later of the date on which the Proposed Disposition, if accepted, would close or five (5) business days after such Exercise Notice is given, at the offices of Pryor Cashman Sherman & Flynn LLP located at 410 Park Avenue, New York, New York 10022, Attn: Blake Hornick.  At such closing, MCRLP shall deliver to the Selling Contributor in immediately available funds the amount of the purchase price set forth in the Disposition Notice due against the simultaneous delivery of certificates representing the Disposition Securities so disposed of, duly endorsed in blank or accompanied by a stock power or powers duly endorsed in blank, and in proper form for transfer, together with any necessary stock-transfer stamps, and such Disposition Securities shall be delivered free and clear of all liens, security interests and encumbrances whatsoever.

(e)                                  If MCRLP (i) notifies the Selling Contributor that it is not exercising its Purchase Option prior to the expiration of the Notice Period or (ii) does not deliver an Exercise Notice prior to the expiration of the Notice Period, MCRLP shall be deemed to have waived its Purchase Option in which event the Selling Contributor may sell the Disposition Securities to the Proposed Purchaser for a period of thirty (30) days after the expiration of the Notice Period (in which event the transferee shall take free and clear of the restrictions set forth in this Article 19); provided, however, that such Disposition Securities are sold to the Proposed Purchaser at a price not less than that contained in the Disposition Notice and on terms and conditions, if any, not more favorable to the Proposed Purchaser than those contained in the Disposition Notice.  If Contributor wishes to sell all or any part of the Disposition Securities on terms more favorable to the Proposed Purchaser than those set forth in the Disposition Notice or does not sell such Disposition Securities on the terms and conditions contained in the Disposition Notice within the aforementioned thirty (30) day period, it/he shall again be obligated to make new offers to the Proposed Purchaser, in accordance with this Section 19, before it/he shall be permitted to consummate a Proposed Disposition of the Disposition Securities, or any part thereof, in a privately negotiated transaction.

19.3.                        Notwithstanding any other limitations or requirements included in this Section 19, each Contributor shall have the right to (i) Transfer all or any portion of such Contributor’s Contributor Units to (A) a spouse, sibling, parent or lineal descendant of such Contributor (each a “Family Member”) or (B) to a trust, partnership, limited liability company or other entity for the benefit, or directly or indirectly owned by, as the case may be, of the Contributor or any Family Member, on a combination of the foregoing and (ii) pledge or encumber its Contributor Units without complying with Section 19.2, as contemplated by Section 19.1(b) hereof provided that:

(a)                                  any lender shall subsequently comply with the provisions of Sections 19.1(a) and 19.2 in connection with any transfer or other disposition following a collateral sale of such Contributor Units;

(b)                                 the transferring or assigning Contributor shall notify MCRLP, in writing, thirty (30) days in advance of such Transfer and provide such information as MCRLP shall reasonably request;

(c)                                  the transferee shall (i) execute such documents and instruments as MCRLP may reasonably request as necessary or appropriate, including without limitation, a joinder agreement whereby the transferee agrees to be bound by the terms and conditions of this Agreement and the OP Agreement and (ii) provide MCRLP with written assurances, in form and substance satisfactory to MCRLP and its counsel, that such transferee is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act); and

(d)                                 any transferee receiving Units shall be subject to the restrictions of Sections 19.1(a) and 19.2 hereof.

19.4.                        Notwithstanding any other limitations or requirements included in this Section 19, in the event that, pursuant to Section 1.2, one or more Properties is transferred directly to MCRLP by a Property LLLP, any such Property LLLP shall be permitted to distribute to its partners, in liquidation or otherwise any and all Units received pursuant to such transfer.  Any Units distributed to a partner pursuant to this Section 19.4 may subsequently be transferred by such partner pursuant to Section 19.3.

20.                                 REGISTRATION RIGHTS.

20.1.                        On or about one (1) year from the later of (i) the Closing Date or (ii) the Outside Closing Date (the “Anniversary Date”), the Company shall, at its expense, register with the Securities and Exchange Commission, on a Registration Statement on Form S-3, at its election and in its sole discretion either (i) the initial issuance of the shares of the Company’s Common Stock into which the Units may be converted on or after the Anniversary Date, as a primary offering on a shelf registration statement pursuant to Rule 415 under the Securities Act, or (ii) the public resale of the Company’s Common Stock into which the Units may be converted on or after the Anniversary Date, as a secondary offering on a resale shelf registration statement pursuant to Rule 415 under the Securities Act.  If the Company elects option (ii), it shall, at its expense, use its best efforts to maintain the effectiveness of such shelf registration statement until the earlier of (i) such time as when all of the shares of Common Stock into which the Units may be converted have been disposed of or (ii) two (2) years after the redemption of all of the Units into Common Stock.  Notwithstanding anything in this Section 20.1 to the contrary, if at the Anniversary Date, the Company determines, in the good faith judgment of its Board of Directors, with the advice of counsel, that the filing of either such shelf registration statement would require the disclosure of non-public material information the disclosure of which would have a material adverse effect on MCRLP or the Company, or would otherwise adversely affect a material financing, acquisition, disposition, merger or other significant transaction, the Company shall deliver a certificate to such effect signed by its Chief Executive Officer and President, to the holders of the Units, and the Company shall not be required to effect a registration pursuant to this Section 20.1 until thirty (30) days after the date upon which such material information is disclosed to the public or ceases to be material.

21.                                 DEBT MAINTENANCE.

21.1.                        The following terms shall have the following meanings, as used in this Agreement:

“Accounting Firm” has the meaning set forth in Section 22.7 below.

“Contributor Debt Amount” means, for each Contributor, the amount set forth opposite such Contributor’s name on Schedule 21.1 annexed hereto (which amount shall be determined immediately prior to Closing), and collectively, with respect to all of the Contributors, an amount equal to the Assumed Debt Amount.

“Contributor Guarantee” has the meaning set forth in Section 21.2(a).

“Contributor Indemnity” means, with respect to each Contributor, the guarantee of any Qualified Indebtedness or indemnity of Second Tier Debt made by such Contributor hereunder, and “Contributor Indemnities”means, collectively, all such guarantees or indemnities.

“Dissolution Proceeds” means amounts received by creditors in respect of unsecured Partnership Debt upon MCRLP’s dissolution and liquidation.

“First Tier Debt” means the “bottom portion” of unsecured Partnership Debt, such that First Tier Debt will be (i) the last portion of such Partnership Debt to be reduced or eliminated by refinancings, pay downs or pay offs of Partnership Debt in the ordinary course of business; and (ii) the first portion of the Partnership Debt subject to Indemnities to be discharged by any Dissolution Proceeds.

“First Tier Indemnity” or “First Tier Indemnities” means a guarantee or indemnity of First Tier Debt.

“Indemnities” means, at any time, collectively, all of the First Tier Indemnities, the Second Tier Indemnities, and the Third Tier Indemnities then in effect.

“Make-Whole Payment” has the meaning set forth in Section 22.4 below.

“Partnership Debt” means any debt (within the meaning of Section 752 of the Code) that MCRLP and/or any of its subsidiaries or affiliates have incurred, and may hereafter incur, which may or may not be secured in whole or in part by property owned directly or indirectly by MCRLP and which may or may not be guaranteed by MCRLP and/or any subsidiary or affiliate of MCRLP that owns or becomes the owner of property.

“Qualified Indebtedness” means, with respect to each real property asset, indebtedness provided by any lender and secured by such real property asset of MCRLP or any of its subsidiaries or affiliates that, at the time incurred, did not exceed seventy percent (70%) of the fair market value of the real property asset at such time (as determined in good faith by MCRLP).

“Refinanced Debt” has the meaning set forth in Section 21.2(a).

“Representatives” means Albert H. Small, Theodore N. Lerner, Ralph Ochsman, Richard Perkins, Gudelsky Brothers, a general partnership, or any successors thereto.  Any notice to the Representatives required under this Agreement shall be delivered to such Representatives in accordance with the provisions of Article 26, and any notice so delivered shall be deemed notice to each Contributor.  The Contributors’ counsel (as designated in Article 26 of this Agreement) shall promptly provide written notice to MCRLP of the name of any successor representative(s) and each such successor representative’s notice address and telephone and facsimile numbers.

“Restricted Period” has the meaning set forth in Section 22.1.

“Second Tier Debt” means the “middle” portion of unsecured Partnership Debt, such that Second Tier Debt will be: (i) the portion of such Partnership Debt that will be reduced or eliminated by refinancings, pay downs or pay offs of Partnership Debt in the ordinary course of business only after Third Tier Debt has been eliminated, but prior to any reduction of First Tier Debt; and (ii) the portion of the Partnership Debt subject to Indemnities that will be discharged by Dissolution Proceeds after all First Tier Debt has been discharged by Dissolution Proceeds.

“Second Tier Indemnity” or “Second Tier Indemnities” means an indemnity or guarantee of Second Tier Debt.  MCRLP and/or the Company will be able to designate a guarantee or indemnity as a Second Tier Indemnity if the guarantee or indemnity arises in connection with a significant transaction (as determined in accordance with MCRLP and/or the Company policy), or a transaction involving more than one property.

“Third Tier Debt” means the “top” portion of unsecured Partnership Debt, such that Third Tier Debt will be (i) the first portion of such Partnership Debt to be reduced or eliminated by refinancings, pay downs or pay offs of Partnership Debt in the ordinary course of business; and (ii) the last portion of Partnership Debt that is a subject of Indemnities to be discharged by any Dissolution Proceeds.

“Third Tier Indemnity” or “Third Tier Indemnities” means an indemnity or guarantee of Third Tier Debt. The Contributor Indemnities constitute Third Tier Indemnities.

Solely for purposes of this Article 21 and Article 22, (i) a “Contributor” includes a Contributor as otherwise defined for purposes of this Agreement, but also any Property LLLP which contributes a Property to MCRLP pursuant to Section 1.2, and, subject to Section 21.5, any person to whom a Contributor (as defined in this paragraph) may transfer a Contributor Unit pursuant to Section 19.3 or Section 19.4, and (ii) for purposes of Section 22, “Property” includes any Exchange Property.

22.2.                        (a)                                  During the Restricted Period (as hereinafter defined), MCRLP shall make available and permit each Contributor to guarantee the “bottom portion” of the Assumed Debt up to an amount equal to the Contributor’s Contributor Debt Amount.  If MCRLP shall refinance any Assumed Debt guaranteed by the Contributors (“Refinanced Debt” and together with Assumed Debt “Capital Office Debt”) and such Refinanced Debt shall be Qualified Indebtedness, then, during the Restricted Period, MCRLP shall permit each Contributor to guarantee the “bottom portion” of such Refinanced Debt up to an amount equal to the Contributor’s Contributor Debt Amount.  In the event that Mack-Cali shall, in its sole discretion, at any time repay, in whole or in part, any Capital Office Debt or other Partnership Debt that one or more Contributors guaranteed or indemnified and, immediately after such repayment, the amount of the remaining outstanding balance of such debt, if any, would be less than the amount guaranteed or indemnified or the debt remaining, if any, would not constitute Qualified Indebtedness, then, during the Restricted Period, MCRLP shall at its option and in its sole and absolute discretion permit each Contributor either to: (i) guarantee the “bottom portion” of other secured Partnership Debt that is Qualified Indebtedness up to an amount equal to the Contributor’s Contributor Debt Amount; provided, however, that the aggregate amount guaranteed by the Contributors with respect to such Partnership Debt does not exceed one-third of the fair market value of the property securing such Partnership Debt (as determined in good faith by MCRLP as of the time such guarantee is entered into) (a “Contributor Guarantee”); or (ii) so long as the condition in the next sentence below is satisfied, provide a Second Tier Indemnity of MCRLP and/or the Company for an amount of Second Tier Debt up to the Contributor’s Contributor Debt Amount.  Notwithstanding anything herein to the contrary, MCRLP may elect in accordance with this Section 21.2(a) or Section 21.2(b) to permit a Contributor to provide a Second Tier Indemnity only if at the time such Second Tier Indemnity is entered into, and at any subsequent time any First or Second Tier Indemnity is entered into, (i) total unsecured Partnership Debt shall not exceed seventy percent (70%) of the excess of the aggregate fair market value of all of the assets of MCRLP (as determined in good faith by MCRLP), over the aggregate amount of any Partnership Debt secured by such assets, and (ii) the aggregate of all First Tier Indemnities and Second Tier Indemnities shall not exceed thirty percent (30%) of the excess of the aggregate fair market value of the assets of MCRLP (as determined in good faith by MCRLP), over the aggregate amount of any Partnership Debt secured by such assets; and provided further that MCRLP may, in its sole discretion, (i) require a Contributor which has provided a Contributor Guarantee or a Second Tier Indemnity, as the case may be, to release all or a portion of such Contributor Guarantee or Second Tier Indemnity, provided that MCRLP immediately permits such Contributor to provide a Second Tier Indemnity meeting the requirements of this Section 21.2(a) or Contributor Guarantee, respectively, in the same amount of such Contributor Guarantee or Second Tier Indemnity being released.  In no event shall the aggregate amount of (i) Partnership Debt permitted to be guaranteed by a Contributor pursuant to Section 21.2(a) and (ii) the amount of any Second Tier Indemnity of such Contributor exceed, at any single time, such Contributor’s Contributor Debt Amount.

(b)                                 Notwithstanding anything herein to the contrary, the Contributors acknowledge and agree that MCRLP may at any time and at its option elect to require that: (i) any guarantee by a Contributor of any Capital Office Debt, upon repayment, in whole or in part, of the Capitol Office Debt as described in Section 21.2(a), be substituted for a Contributor Guarantee up to the Contributor’s Contributor Debt Amount; (ii) any Contributor Guarantee be substituted (at MCRLP’s option) for either (A) any other Contributor Guarantee up to the Contributor’s Contributor Debt Amount or (B) a Second Tier Indemnity meeting the requirements of Section 21.2(a) up to the Contributor’s Contributor Debt Amount; or (iii) a Second Tier Indemnity meeting the requirements of Section 21.2(a) be substituted for a Contributor Guarantee up to the Contributor’s Contributor Debt Amount; provided, however, that

(i)                                     if either (a) a Contributor guarantees Refinanced Debt or provides a Contributor Guarantee, in either case pursuant to Section 21.2(a), or (b) MCRLP elects to substitute either (A) a Contributor Guarantee or (B) Second Tier Indemnity, with a Contributor Guarantee pursuant to this Section 21.2(b), MCRLP shall provide the Representatives with a side letter in the form of Exhibit U;

(ii)                                  if (a) a Contributor provides a Second Tier Indemnity pursuant to Section 21.2(a), or (b) MCRLP elects to substitute a Contributor Guarantee with a Second Tier Indemnity pursuant to this Section 21.2(b), MCRLP and the Company shall provide the Representatives with a letter in the form of Exhibit V; or

(iii)                               if any First or Second Tier Indemnity is entered into after the date of this Agreement, MCRLP and the Company shall provide the Representatives with a letter in the form of Exhibit W.  Any letter required to be provided pursuant to this Section 21.2(b) shall be provided to the Representatives, and shall be effective, on the date any such First or Second Tier Indemnity is entered into or substituted.

(c)                                  If a Contributor shall guarantee, or provide an indemnity with respect to, Partnership Debt as described in this Section 21.2, MCRLP and/or the Company shall permit such Contributor to execute a guaranty agreement substantially in the form of the guaranty agreement that has been provided by Contributors’ tax counsel (a copy of such form guaranty agreement is annexed hereto as Exhibit S), or MCRLP and/or the Company and such Contributor agree to enter into an indemnification agreement substantially in the form annexed hereto as Exhibit K.  If, in accordance with Sections 21.2(a) or 21.2(b), MCRLP intends to (i) refinance any Assumed Debt that one or more Contributors has guaranteed with Refinanced Debt or (ii) repay, in whole or in part, or substitute any Capital Office Debt or other Partnership Debt that one or more Contributors has guaranteed or indemnified and, immediately thereafter, the amount of the remaining outstanding balance of such debt would be less than the amount guaranteed or indemnified or would not constitute Qualified Indebtedness, then MCRLP shall provide written notice to the Representatives, together with an opportunity for each such Contributor to guarantee or indemnify other Partnership Debt in accordance with Sections 21.2(a) and 21.2(b).  The notice described in the immediately preceding sentence shall be deemed to have been satisfied so long as MCRLP delivers such notice to the Representatives at least thirty (30) calendar days prior to any such refinancing of Assumed Debt or repayment, in whole or in part, of any Partnership Debt.  Such written notice shall be delivered by MCRLP to the Representatives and shall describe the Capital Office Debt or Partnership Debt which shall be subject to a guarantee, if applicable, and shall contain the form of guarantee agreement or indemnification agreement, as applicable, to be executed by the Contributors and returned to MCRLP within such thirty (30) day period ending on the date of refinancing or repayment of Capital Office Debt or Partnership Debt (the “Consent Period”).  Any Contributor that has received such notice and fails to execute and deliver such guarantee or indemnity to MCRLP within the Consent Period (a “Contributor Default”) shall be deemed to have elected not to execute such indemnity or guarantee and shall hold MCRLP harmless from any and all damages resulting therefrom, including, without limitation, any taxable income or gain that such Contributor shall be required to recognize as a result of a reduction in liabilities that are allocated to such Contributor under Section 752 of the Code and the Treasury Regulations thereunder.

(d)                                 In connection with the guarantee of any Partnership Debt, MCRLP and/or the Company and each Contributor agree that such guarantee agreement shall satisfy the following conditions:  (i) the executed guarantee agreement must be delivered to the lender and (ii) the execution of the guarantee by the Contributors must be acknowledged by the lender as an inducement to it to make a new loan, to continue an existing loan (which continuation is not otherwise required), or the grant of a material consent under an existing loan (which consent is not otherwise required to be granted) or, alternatively, the guarantee must be with respect to a loan that, under the terms thereof, (A) is governed by New York law and either the loan is secured by property located in New York, the lender has a significant place of business in New York (with any bona fide branch or office of the lender through which the loan is made, negotiated, or administered being deemed a “significant place of business” for the purposes hereof), or the lender obtained in connection with such loan an opinion of counsel to the effect that such provisions regarding New York law are enforceable, or (B) is governed by the laws of another state that has a statutory provision or applicable controlling judicial decisions that are comparable to Sections 5-1103 and 5-1401 of the New York General Obligations Law and the conditions set forth in clause (A) with respect to New York would be satisfied with respect to such other state.  Notwithstanding anything herein to the contrary and provided that the conditions in the immediately preceding sentence have been satisfied, the Contributors agree that if it is determined by any court or Taxing authority that the guarantee shall not be respected neither MCRLP nor the Company shall have any obligation (x) for any damages, including, without limitation, any adverse tax consequences, incurred by any Contributor or (y) to make a Make-Whole Payment.

(e)                                  Each Contributor shall, if and to the extent reasonably requested by the Company from time to time, establish to the reasonable satisfaction of the Company that the guarantee of the “bottom portion” of the Assumed Debt, Refinanced Debt or any other Partnership Debt or the indemnification of Second Tier Debt is necessary to prevent such Contributor from recognizing any income or gain as a result of a reduction in liabilities that are allocated to such Contributor under Section 752 of the Code and the Treasury Regulations thereunder.

(f)                                      Except in the event of a Contributor Default, if, at any time during the Restricted Period, MCRLP shall fail to make available to or permit any Contributor to guarantee or indemnify any Partnership Debt described in Section 21.2(a), MCRLP shall be liable to such Contributor to the extent that such Contributor recognizes taxable income or gain as a result of MCRLP’s breach of its obligations under Section 21.2 and MCRLP shall pay to such Contributor an amount equal to the Make-Whole Payment as determined in accordance with Section 22.4.

(g)                                   Upon the expiration of the Restricted Period, and notwithstanding anything herein to the contrary, (x) the Contributors shall have no right to guarantee or indemnify MCRLP and/or the Company for any Partnership Debt and (y) none of MCRLP, the Company and/or any of their subsidiaries or affiliates shall be under any obligation (either express or implied) to have or maintain (or cause to have or maintain), at any such time, any Partnership Debt available for Contributor Indemnities, and MCRLP and/or the Company reserves the right at any such time and in their sole discretion to refinance, pay off or pay down (or cause to be refinanced, paid off or paid down) any portion of the Partnership Debt, even if such refinancing, pay off or pay down results in the Contributor and/or Unit Holders being required to recognize income or gain for tax purposes.

21.3.                        Each Contributor hereby acknowledges and agrees as follows:

(a)                                  Subject only to Section 21.2, MCRLP and/or the Company (in their sole discretion) reserve the right, at any time in the future, to make additional commitments, in connection with the issuance of additional Units in exchange for other properties in tax deferred transactions, to permit guarantees or indemnities of Partnership Debt which are designated by MCRLP and/or the Company (in their sole discretion) as: (i) First Tier Indemnities, in which case such guarantees or indemnities would be pari passu in all respects with any other then outstanding First Tier Indemnities; (ii) Second Tier Indemnities, in which case such guarantees or indemnities would be pari passu in all respects with any other then outstanding Second Tier Indemnities; and (iii) Third Tier Indemnities, in which case such guarantees or indemnities would be pari passu in all respects with any other then outstanding Third Tier Indemnities (including any then outstanding Contributor Indemnities).  Thus, subject only to its obligations under Section 21.2, MCRLP and/or the Company may, at any time and in their sole discretion permit new partners of MCRLP to guarantee a portion or portions of Partnership Debt or indemnify MCRLP and/or the Company for a portion or portions of the Partnership Debt, and to designate the portion or portions of the Partnership Debt (e.g., First Tier Debt, Second Tier Debt, Third Tier Debt) which will be guaranteed or for which MCRLP and/or the Company will be indemnified, thereby making no Partnership Debt available for any Contributor to guarantee or indemnify, or altering the priority or level of then available Partnership Debt, in terms of risk and amount, that any Contributor may guarantee or indemnify.

(b)                                 MCRLP and/or the Company have prior and present commitments to permit other persons to guarantee or indemnify MCRLP and/or the Company for portions of the Partnership Debt including, but not limited to, First Tier Debt in the amount of approximately $508,000,000 (which, subject to Section 21.2, may be increased or decreased from time to time in the Company’s discretion for past, present and future commitments).  The amount of First Tier Debt, at any time, shall equal the amount of the outstanding First Tier Indemnities at such time (which may be increased or decreased from time to time in the Company’s discretion for past, present or future commitments).  The amount of Second Tier Debt, at any time, shall equal the amount of the outstanding Second Tier Indemnities at such time, (which may be increased or decreased from time to time in the Company’s discretion for past, present and future commitments).  The amount of Third Tier Debt, at any time, shall equal the amount of the outstanding Third Tier Indemnities at such time, (which may be increased or decreased from time to time in the Company’s discretion for past, present or future commitments).  The amount of First Tier Indemnities, Second Tier Indemnities and Third Tier Indemnities (and thus the amount of First Tier Debt, Second Tier Debt and Third Tier Debt), at any time, is, subject to Section 21.2, subject to change.

21.4.                        The parties hereto hereby acknowledge that the provisions of this Article 21 are intended to reflect the policy established by MCRLP and the Company regarding guarantees and indemnities (and their relative priorities) with respect to Partnership Debt.  In connection with this policy, each Contributor hereby acknowledges and agrees as follows:

(a)                                  In the event that MCRLP, the Company and/or any of their subsidiaries or affiliates, in the ordinary course of business, refinances, pays down or pays off any portion of unsecured Partnership Debt (which, subject to Section 21.2, MCRLP, the Company and/or any of their subsidiaries or affiliates may do at any time and in their sole discretion), such that the total outstanding unsecured Partnership Debt is, at any time, less than the aggregate amount of the then outstanding guarantees and indemnities, the then outstanding Second Tier Indemnities (including the Contributor Indemnities) will be the second guarantees and indemnities (i.e., after the Third Tier Indemnities and before the First Tier Indemnities) to be reduced (and possibly eliminated), subject to Section 21.2, pari passu.  At any time, and subject to Section 21.2, only the amount of outstanding unsecured Partnership Debt in excess of the sum of the then outstanding First Tier Indemnities will be available for the Second Tier Indemnities. In the event that there is a reduction (and possible elimination) of Second Tier Indemnities (including the Contributor Indemnities) during the Restricted Period, then unless MCRLP makes available to the affected Contributor the opportunity to enter into a Contributor Guarantee meeting the requirements of Section 21.2(a) and 21.2(b), MCRLP shall be in violation of Section 21.2.

(b)                                 Upon the dissolution and liquidation of MCRLP, any Dissolution Proceeds will be deemed to discharge, first, the First Tier Debt, second the Second Tier Debt, and then the Third Tier Debt.  As a result, the Second Tier Indemnities (including the Contributor Indemnities) will be the second guarantees and indemnities (i.e., after the First Tier Indemnities and before the Third Tier Indemnities) to be discharged upon the realization by creditors of Dissolution Proceeds, such that, if, upon the dissolution and liquidation of MCRLP, total Dissolution Proceeds are less than the then total outstanding Partnership Debt subject to Indemnities, those persons then having Second Tier Indemnity obligations (including the Contributors, if the

Contributor Indemnities are then in effect) will be required to pay out on such obligations prior to those persons then having First Tier Indemnity obligations.

21.5.                        Notwithstanding anything in this Article 21 to the contrary, upon the expiration of the Restricted Period, except to the extent that Second Tier Debt is otherwise available and MCRLP and/or the Company willfully precludes any Contributor from exercising it/his rights under Section 21.2, it is hereby expressly understood and agreed by the Contributors that the Contributors shall have no recourse against either MCRLP, the Company or any of their subsidiaries or affiliates, and neither MCRLP, the Company nor any of their subsidiaries or affiliates shall incur any liability whatsoever to the Contributors by virtue of this Article 21; provided, however, that nothing in this Section 21.5 shall limit any remedies of the Contributors for any breach by MCRLP or the Company of its obligations under this Agreement.

21.6.                        In the event and to the extent that any Contributor: (i) obtains a tax-free step-up in the basis of any of its Contributor Units for federal income tax purposes (e.g., in the event of death); (ii) sells, transfers or otherwise disposes of any of its Contributor Units in a taxable transaction; (iii) receives a Make-Whole Payment from MCRLP and/or the Company pursuant to Section 22.4 hereof; or (iv) allocations are made pursuant to Section 704(c) of the Code that reduces the amount of any Built-in-Gain (as defined in Section 22.4 hereof), then the Contributor Debt Amount shall be appropriately reduced.

21.7.                        The provisions of this Article 21 shall survive the Closing for the applicable period of the statute of limitations following the expiration of the Restricted Period.

22.                                 SALE OF THE PROPERTY.

22.1.                        (a)                                  For the period ending on the tenth (10th) anniversary of the Closing Date, (the “Restricted Period”), none of MCRLP, the Company or any of their subsidiaries or affiliates may dispose of or transfer, in any manner, any Property except:  (i) in an entirely tax-free like-kind exchange which satisfies the requirements of Code Section 1031 and the Treasury Regulations promulgated thereunder; (ii) if a sale or disposition of such Property would not result in recognition of all or any part of the Built-in Gain (as hereinafter defined) by any Contributor; (iii) in accordance with Section 22.2; or (iv) if MCRLP pays to each Contributor an amount which, after the payment of all federal, state and local income Taxes payable with respect to such amount, would be equal to the federal, state, and local income Taxes payable by such Contributor resulting from the recognition of the Built-in Gain triggered by such sale (as determined in accordance with Section 22.4).

(b)                                 If any Property is transferred pursuant to clauses (i) through (iii) of Section 22.1(a) above in a transaction in which gain or loss is not required to be recognized for federal income tax purposes in whole or in part, the direct and indirect interest of MCRLP (adjusted, as appropriate, taking into account the principles of Section 21.5) in such Property or any property received in exchange thereof, as appropriate, thereafter shall also be considered a Property subject to all of the restrictions of this Article 22 for the balance of the Restricted Period (and if the acquiring entity’s disposition of the Property would cause a Contributor to be required to recognize Built-in Gain as a result thereof, the transferred Property shall continue to be considered a Property for purposes of this Article 22 (adjusted, as appropriate, taking into account the principles of Section 21.5)).

22.2.                        Notwithstanding Section 22.1 above, each Contributor agrees that during the Restricted Period, the Property may be disposed of at any time (without any liability to MCRLP, the Company or any of their subsidiaries or affiliates) in connection with either of:

(a)                                  the sale, transfer or disposition of all or substantially all of the properties owned by MCRLP, which, in MCRLP’s sole judgment, is determined to be in the best interests of the Company and its public stockholders; provided, however, that MCRLP and the Company shall use commercially reasonable efforts to structure any such transaction to (i) avoid or defer the recognition of any taxable income or gain or (ii) minimize any adverse tax consequences, in either case to the Contributors, provided that if and to the extent that such transaction is structured to (i) avoid or defer the recognition of any taxable income or gain or (ii) minimize any adverse tax consequences, in either case to any direct or indirect partner or group of partners of MCRLP in connection with such transaction, such transaction shall be structured to provide equivalent and proportionate treatment to the Contributors (taken into account in the aggregate and as a group); and provided further that any failure of the Company or MCRLP to treat the Contributors in the manner provided for in this Section 22.2(a) shall be considered a breach of its obligations under Section 22.1; and

(b)                                 a sale (including without limitation a transfer to a secured lender in lieu of foreclosure) which the Board of Directors of the Company, in its sole, good faith judgment, determines is reasonably necessary (i) to satisfy any actual material monetary default on any unsecured debt, judgment or liability of MCRLP, the Company or any of their subsidiaries or affiliates when they become due (at maturity or otherwise) or (ii) to cure or satisfy any actual material monetary default on any mortgage secured by the Property; provided, however, that no such sales shall be made under clause (b) unless MCRLP is unable to settle or refinance any such debts, judgments or liabilities, or cure or satisfy any such defaults, after making commercially reasonable efforts to do so under then prevailing market conditions.  In making any sale pursuant to this clause (b), MCRLP covenants and agrees that it shall not unreasonably discriminate against the Properties (as compared to any other properties held by MCRLP) and shall use commercially reasonable efforts (i) to ensure that the Contributors as a group are treated fairly, equitably, and, in any event, in a manner not less favorable than any other direct or indirect partner or groups of partners of MCRLP, (ii) to ensure that, to the extent reasonably practicable, any such disposition is effected in such a manner as any other direct or indirect partner or groups of partners of MCRLP, in the aggregate as a group recognize under Code Section 704(c) as a result of such disposal the same portion of such income and gain that the Contributors in the aggregate recognize as a result of such disposal, expressed as a percentage of the aggregate income and gain that any other direct or indirect partner or groups of partners of MCRLP (each taken into account in the aggregate and as a group) or the Contributors in the aggregate, respectively, would recognize under Code Section 704(c) as a result of a hypothetical, fully taxable sale of all of the assets of MCRLP at the time of such disposal, and (iii) to otherwise minimize any adverse tax consequences to the Contributors.  In the case of any disposition of any of the Properties pursuant to this Section 22.2(b), holders of the Units may attempt to obtain title to the Property in question so long as any equity in the Property is not lost or jeopardized.  Moreover, in the event of an anticipated transfer of any of the Property to a secured lender in lieu of foreclosure, or foreclosure, MCRLP shall use commercially reasonable efforts to provide the Contributors with the right to cure the underlying default including the right to loan MCRLP the funds necessary to cure the default on an unsecured basis, as well as the right to limit such funds to MCRLP and to receive security for any such loan from MCRLP (or its appropriate subsidiary or affiliate) in the form of a second mortgage secured solely by such Property (but only if the lender or lenders holding any prior mortgage or mortgages on the Property expressly consent in writing to the grant of the second mortgage, provided that neither such loan, whether secured or unsecured by the such Contributors nor the granting of any such second mortgage to such holders violates any covenant in any loan agreement of MCRLP, the Company or any of their subsidiaries or affiliates).  The availability of the rights of the Contributors set forth in the preceding sentence shall not in any event mitigate the obligation of MCRLP and the Company to make the Make Whole Payment otherwise required under Article 21 or Article 22, it being understood that no Contributor shall be obligated to avail itself of the rights set forth in this Section 22.2(b).

22.3.                        After the expiration of the Restricted Period, the restrictions contemplated by this Article 22 shall terminate in their entirety, and the Property may be sold, transferred or otherwise disposed of at any time and in any manner that the fee owner (whether MCRLP or some other person or entity) may so choose.

22.4.                        Any event in Article 21 or this Article 22 that triggers the obligation of MCRLP to make a Make-Whole Payment (as defined in the next sentence) is called a “Triggering Event”  MCRLP shall pay to each Contributor an amount (the “Make-Whole Payment”) equal to the aggregate federal, state and local income taxes, if any, incurred by the Contributor as a result of a Triggering Event.  Any such federal, state and local income taxes shall be deemed to be the amount of Built-in Gain required to be recognized by any Contributor multiplied by the then highest federal, state and/or local income tax rates applicable to such Built-in Gain for the year in which such Built-in Gain is recognized, grossed up to include any federal, state and local income taxes incurred by the Contributor by reason of the receipt of the Make-Whole Payment.  No effect shall be given, in determining the amount of the Make-Whole Payment, to a Contributor’s taxable income, tax deductions, tax credits, tax carry forwards nor to any other of their tax benefits or tax attributes (except that state and local Taxes paid on account of the Make-Whole Payment shall be deducted in determining federal income Taxes for purposes of determining the Make-Whole Payment).  For purposes of this Agreement, the term “Built-in Gain” shall mean the amount of taxable income and gain that would have been recognized by each Contributor on the Closing Date if the Exchange Property had been sold in a taxable transaction for an amount equal to the value of the Consideration on the Closing Date.

22.5.                        The Make-Whole Payment shall be made within a reasonable period of time after the Triggering Event, but in no event later than: (i) April 10 of the year in which the Triggering Event occurs if the Triggering Event occurs prior to April 1 of such year; (ii) June 10 of the year in which the Triggering Event occurs if the Triggering Event occurs after March 31 but prior to June 1 of such year; (iii) September 10 of the year in which the Triggering Event occurs if the Triggering Event occurs after May 31 but prior to September 1 of such year; and (iv) January 10 of the year immediately following the year in which the Triggering Event occurs if the Triggering Event occurs after August 31 of such year.  In addition to any other rights available under law or equity, in the event that MCRLP fails to pay any amounts owed pursuant to Article

21 or this Article 22 when due, the Contributor to whom such payment is owed shall be deemed to have loaned such amount to MCRLP.  Any amounts payable to a Contributor shall be increased by an amount equal to the greater of (x) interest accrued on such amount at the Prime Rate from the date such amount is due until such amount is paid in full and (y) actual interest and penalties accrued by the relevant Taxing authorities with respect to such amounts plus any penalties actually imposed thereon by the relevant Taxing authorities.  The Make-Whole Payment shall be in addition to, and shall not in any manner reduce, the amounts distributable or payable to the Contributors pursuant to the other provisions of this Agreement and the OP Agreement (calculated as if there had been no Make-Whole Payment).

22.6.                        MCRLP shall use the traditional method in the manner set forth in Treasury Regulations Section 1.704-3(b) with respect to the contributions of the Properties pursuant to this Agreement and in connection with any revaluation of the same, except that a limited curative allocation pursuant to Treasury Regulation Section 1.704-3(c) may be made by MCRLP; provided, however, that notwithstanding anything contained in this Agreement or elsewhere, for any taxable year of MCRLP, no Contributor (or, to the extent that Section 1.2 is implicated, no Property LLLP), may be allocated pursuant to this Section 22.6 any income if, and to the extent that, such Contributor or Property LLLP would be allocated (either pursuant to this Section 22.6 or otherwise) an amount of income of MCRLP with respect to each Unit held by such Contributor or Property LLLP in excess of the return of capital component of the dividends paid by the Company with respect to a share of common stock of the Company in respect of such taxable year.

22.7.                        The parties agree that the sole and exclusive rights and remedies to which the Contributors may be entitled at law or in equity in connection with any Triggering Event shall be for payment of the Make-Whole Payment pursuant to Article 21 or Article 22 of this Agreement, and no Contributor shall be entitled to enjoin or otherwise object to any transactions that would result in a taxable event or pursue any other claim with respect to a Triggering Event.  If any Contributor notifies MCRLP of a claim that MCRLP owes a Make-Whole Payment, the Company, on behalf of MCRLP, and the Contributor shall negotiate in good faith to resolve any disagreements regarding any such Triggering Event.  If any such disagreement cannot be resolved by the parties within thirty (30) days after the receipt by MCRLP of the notice in accordance with the preceding sentence, the Company, on behalf of MCRLP, and the Contributor shall jointly retain a nationally recognized independent public accounting firm (an “Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a Triggering Event has occurred and, if so, the amount of the applicable Make-Whole Payment that the Contributor is entitled to as a result thereof, determined as set forth in Section 21.2(a)).  If the parties cannot agree on an Accounting Firm, each of the Company, on behalf of MCRLP, and the Contributor shall retain an Accounting Firm, and the Accounting Firms selected shall jointly retain a third Accounting Firm.  If the two Accounting Firms cannot agree upon a third Accounting Firm within thirty (30) days, such matter shall be referred to a court of competent jurisdiction to select the third Accounting Firm.  The Accounting Firms shall be instructed to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a Triggering Event has occurred and, if so, the amount of the applicable Make-Whole Payment that the Contributor is entitled to as a result thereof, determined as set forth in Section 22.5).  All determinations made by the Accounting Firm or the Accounting Firms, as the case may be, with respect to the resolution of whether a Triggering Event has occurred shall be final, conclusive and binding on MCRLP and the Contributor.  The fees and expenses of any Accounting Firms incurred in connection with any such determination shall be shared equally by MCRLP and the Contributor.

22.8.                        The provisions of this Article 22 shall survive the Closing for the applicable period of the statute of limitations following the expiration of the Restricted Period.

22.9.                        Procedural Matters.

(a)                                  Tax Treatment of Transaction.  Each of the parties hereby agrees (I) that, if and to the extent Section 1.2 is implicated, the transactions contemplated by this Agreement are to be treated for federal income tax purposes, as an “assets over form” merger, as prescribed by Treasury Regulations Sections 1.708-1(c)(3)(i); 1.708-1(c)(4); and 1.708-1(c)(5), Example 4; (II) that such party will treat the transactions contemplated by this Agreement as described in clause (I) for federal income tax purposes, and will take no position inconsistent with such treatment; and (III) that each such party will treat, for federal income tax purposes, the contribution of any Transferred Interest to the MCRLP by each Contributor receiving cash pursuant to Section 2.1(b) herein as a sale of the Transferred Interest(s) contributed by such Contributor and will take no position inconsistent with such treatment.  The parties agree and acknowledge (and will not take any position inconsistent therewith) that no consideration (whether actual consideration or deemed consideration under Section 707(a) of the Code or otherwise) other than Contributor Units and Assumed Debt has been or will be given by MCRLP or the Company to the Contributors in connection with the Transaction, except and only to the extent that a Contributor elects to or, pursuant to Section 2.1(c)(ii) of this Agreement is required to, receive cash for a portion or all of the Exchange Property being transferred to MCRLP.  The parties agree to treat all liabilities of the Capitol Office Owners as “qualified liabilities” within the meaning of Treasury Regulation Section 1.707-5(a)(6).  The Contributors represent to MCRLP for this purpose that, to the best of their knowledge, all such liabilities of the Capital Office Owners to be assumed by MCRLP at the time of the Closing constitute “qualified liabilities” within the meaning of Treasury Regulation Section 1.707-5(a)(6).  MCRLP and the Company shall not, at any time during or with respect to the Restricted Period, take any contrary or inconsistent position in any federal or state income tax returns (including, without limitation, information returns, such as, for instance, Schedules K-1 to IRS Form 1065, provided to partners in MCRLP and returns of subsidiaries of MCRLP) or any dealings involving the Internal Revenue Service (including, without limitation, any audit, administrative appeal or any judicial proceeding involving the income tax returns of MCRLP or the Tax treatment of any holder of a partnership interest of MCRLP).

(b)                                 Allocation Methods to be Followed.  All Tax returns prepared by MCRLP during the Restricted Period that allocate liabilities of MCRLP for purposes of Section 752 and the Treasury Regulations thereunder shall treat each Contributor as being allocated for federal income tax purposes an amount of recourse debt (in addition to any nonrecourse debt otherwise allocable to such Contributor in accordance with the OP Agreement and Treasury Regulations Section 1.752-3 and any other recourse liabilities allocable to such Contributor by reason of guarantees of indebtedness entered into pursuant to other agreements with MCRLP) pursuant to Treasury Regulation Section 1.752-2 equal to such Contributor’s Contributor Debt Amount, as set forth on Schedule 21.1, and as may be reduced pursuant to the terms of this Agreement, and MCRLP and the Company shall not, during or with respect to the Restricted Period, take any contrary or inconsistent position in any federal or state income tax returns (including, without limitation, information returns, such as, for instance, Schedules K-1 to IRS Form 1065, provided to partners in MCRLP and returns of subsidiaries of MCRLP) or any dealings involving the Internal Revenue Service (including, without limitation, any audit, administrative appeal or any judicial proceeding involving the income tax returns of MCRLP or the Tax treatment of any holder of partnership interests in MCRLP).  All “excess” nonrecourse liabilities of MCRLP secured by a Protected Property allocable pursuant to Treasury Regulation Section 1.752-3(a)(3) shall be allocated first to the Contributors in an amount equal to the amount by which their share of the “built-in gain” (as determined under Section 704(c) of the Code) with respect to such Protected Property exceeds the gain described in Treasury Regulation Section 1.752-3(a)(2) with respect to such Protected Property.

(c)                                  Notice of Tax Audits.  If any claim, demand, assessment (including a notice of proposed assessment) or other assertion is made with respect to Taxes against the Contributors or MCRLP the calculation of which involves a specific matter covered in this Agreement (“Tax Claim”) or if the Company or MCRLP receives any notice from any jurisdiction with respect to any current or future audit, examination, investigation or other proceeding (“Proceeding”) involving the Contributors or MCRLP or that otherwise involves a specific matter covered in this Agreement that could directly or indirectly affect the Contributors (adversely or otherwise), then the Company or MCRLP, as applicable shall promptly notify the Representatives of such Tax Claim or Tax Proceeding.

(d)                                 Control of Tax Proceedings.  The Company, as the general partner of MCRLP shall have the right to control the defense, settlement or compromise of any Proceeding or Tax Claim; provided, however, that the Company shall not consent to the entry of any judgment or enter into any settlement with respect to such Tax Claim or Tax Proceeding without the prior written consent of at least one of the Representatives, which shall not be unreasonably withheld (unless, and only to the extent, that any Taxes required to be paid by the Contributors as a result thereof would be required to be reimbursed by MCRLP and the Company under Article 21 or Article 22 of this Agreement and MCRLP and the Company agree in connection with such settlement or consent, to make such required payments); provided further that MCRLP shall keep the Representatives duly informed of the progress thereof to the extent that such Proceeding or Tax Claim could directly or indirectly affect (adversely or otherwise) the Contributors and that the Representatives shall have the right to review and comment on any and all submissions made to the IRS, a court, or other governmental body with respect to such Tax Claim or Tax Proceeding and that MCRLP will consider such comments in good faith.  As a condition to withholding their consent to a settlement pursuant to the preceding sentence, the Representatives (i) must have a reasonable basis to believe that such settlement would have a material adverse impact on one or more Contributors with respect to a matter covered by this Agreement and that such impact would be different from the impact that would result for other holders of MCRLP Units who are not Contributors (which the Representatives, upon request from MCRLP, shall describe in reasonable detail in writing), (ii) the Representatives must believe, based upon the advice of Hogan & Hartson L.L.P. (or another comparable law firm) or a nationally recognized accounting firm, that it is more likely than not that the position asserted by the Representatives would prevail if it were to be asserted in a judicial proceeding (and upon request of MCRLP, the

Representatives shall provide to MCRLP a letter from such counsel or accountants confirming such advice), and (iii) the Representatives shall offer to assume the subsequent costs of defending and asserting the position asserted by the Representatives and indemnify and hold harmless MCRLP and the Company from any taxes and related interest and penalties to MCRLP or the Company resulting from a subsequent judgment in excess of such amounts that would have been imposed pursuant to the rejected settlement.  (but not any other costs associated with such proceeding or any other issues involved therein); provided that the foregoing shall not apply with respect to, or otherwise restrict or limit in any matter, the exercise by any of the Contributors of any rights or privileges provided for in Sections 6221-6234 of the Code and the Treasury Regulations thereunder or in the Partnership Agreement in connection with any examination of federal or state income tax matters related to the Contributors or MCRLP.

23.                                 PUBLICATION; CONFIDENTIALITY.

23.1.                        Upon the execution of this Agreement, MCRLP and the Company shall have the right to make such public announcements or filings as may be required by (i) the Securities Act, (ii) the Exchange Act, (iii) the rules and listing standards of the New York Stock Exchange, Inc., (iv) any other law of a jurisdiction to which MCRLP and the Company are subject, or (v) any oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process required by applicable rules, laws or regulations by any court, law or administrative authority to which MCRLP and the Company are subject. MCRLP and the Company also shall have the right to make such public announcements or filings as they may deem reasonably prudent, and shall be entitled to make such filings or announcements upon advice of counsel as may be otherwise be deemed necessary.  In this connection, it should be noted that the Company has determined that the entry into this Agreement will need to be disclosed within four (4) business days of its execution on a Current Report on Form 8-K under Item 1.01 thereof and that the Agreement will be filed as an exhibit thereto or be filed as an exhibit to the Company’s next following periodic report filed pursuant to the Exchange Act.

23.2.                        Except as provided in Section 23.1 above, neither MCRLP nor the Contributors shall disclose, and each shall direct its respective representatives, employees, agents and consultants not to disclose, to any person or entity the fact that MCRLP and the Contributors have entered into this Agreement nor any of the terms, conditions or other facts with respect to this Agreement.  Notwithstanding the foregoing, either party may disclose those terms and conditions which are required to be disclosed pursuant to law or in order to comply with this Agreement; provided, however, that the disclosing party shall use its best efforts to limit the disclosure to the information necessary, shall advise any party to whom disclosure is made that said terms and conditions are subject to a confidentiality requirement and shall obtain the agreement of said party to keep any information disclosed to it as confidential.  In the event of a breach of the provisions of this Section 23.2, either party shall be entitled to all of its rights and remedies at law or in equity.

23.3.                        Contributor shall not disclose to any third party any information that is not public information concerning the Company, MCRLP or any transaction or potential transaction Contributor may become aware of involving the Company or MCRLP without MCRLP’s prior written consent.

24.                                 TAX MATTERS.

24.1.                        Subject to Section 24.2, the Contributors will pay or provide for payment of all Taxes due and payable on or after the Closing with respect to each Property LLLP and/or each Property.  The Contributors will prepare and timely file all Tax returns and reports required to be filed on or after the Closing with respect to Taxes for which they are liable under Section 24.2.  If MCRLP or its designee shall acquire one or more Property LLLPs, such Tax returns shall be prepared in a manner consistent with the reporting of all items of income or loss on prior returns of each such Property LLLP (and any predecessor thereof) and the Contributors shall obtain MCRLP’s approval prior to filing such tax returns, which approval shall not be unreasonably withheld, conditioned or delayed.  The Contributors will provide MCRLP with a copy of such Tax returns or reports no later than ten (10) days after filing.  MCRLP will file all Tax returns or reports required to be filed with respect to the Properties and/or the Property LLLPs after the Closing Date for all taxable periods beginning before the Closing Date and ending after the Closing Date and such Taxes shall be allocated between the Contributors and MCRLP in accordance with their respective periods of ownership of the Properties and/or the Property LLLPs.  Notwithstanding anything herein to the contrary, the provisions of this Section 24.1 shall survive the Closing Date, until the applicable period of any statute of limitation on assessments of any of such Taxes has expired.

24.2.                        Except as provided in this Section 24.2, the Contributors shall pay any and all Taxes including, without limitation, Taxes imposed with respect to its business and the ownership or operation of the Properties and/or the Property LLLPs for all taxable periods (or portions thereof) ending on or prior to the Closing, imposed upon MCRLP based, in whole or in part, upon the failure to comply with the bulk sales laws, in any case other than Taxes for which a Property LLLP (or any successor thereto) has established reserves or for which a Property LLLP has otherwise made provision.  MCRLP shall be liable and shall pay all Taxes with respect to its business and the ownership or operation of the Properties or the Property LLLPs (or any successor thereto) for all taxable periods (or portions thereof) ending after the Closing; provided, however, that MCRLP will not be liable for Taxes with respect to a Property LLLP (or any successor thereto) to the extent that Section 1.2 is implicated with respect to such Property LLLP.  The Contributors or MCRLP, as the case may be, shall be responsible for preparing and filing (with the cooperation of the other) any and all Tax returns and reports for Taxes for which they are liable pursuant to this Section 24.2.

24.3.                        MCRLP is hereby authorized by the Contributors, in MCRLP’s sole discretion, to file any applicable proceeding in respect of the property tax roll for the reduction of the assessed valuation of any Property.  The net refund of Taxes, if any, for any tax year for which the Contributors or MCRLP shall be entitled to share in the refund shall be divided between the Contributors and MCRLP in accordance with the apportionment of Taxes pursuant to the provisions hereof; provided, however, that any amounts for which MCRLP would have an obligation to refund such Taxes to a Tenant of any Property shall be apportioned to MCRLP to meet such obligation to refund such Taxes to any such Tenant.  All expenses in connection therewith, including counsel fees, shall be borne by the Contributors and MCRLP in proportion to their ownership period of the asset in question.  The Contributors and MCRLP each agree to grant to the other a limited power of attorney or other authorization necessary to carry out the intention of this Section 24.3.

24.4.                        “Taxes” mean all federal, state, county, local, foreign and other taxes of any kind whatsoever (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, license, stamp, environmental, withholding, employment, unemployment compensation, payroll related and property taxes, import duties and other governmental charges or assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.

24.5.                        In the event it is determined by the applicable Governmental Authority that, notwithstanding the fact that the parties intend that the transactions contemplated herein should be treated as a sale of Transferred Interests and not as a sale of direct interests in real property, that applicable Maryland state and/or county real property transfer or recordation taxes are payable in connection with this transaction, then each of the parties shall have a right to protest such determination, at their sole cost and expense and with the reasonable cooperation of the other party(ies); provided, however, in the event that a final determination is made that any such Taxes are payable, each of (i) the Contributors and (ii) MCRLP shall bear fifty percent (50%) of the Taxes so determined to be payable and, in any event, any real property transfer taxes otherwise resulting from the transactions contemplated herein.  The terms of this Section 24.5 shall survive the Closing for the applicable period of the statute of limitations.

25.                                 DEFAULT REMEDIES; INDEMNITY.

25.1.                        In the event all conditions precedent have been satisfied but MCRLP fails to perform on the Closing Date, MCRLP’s sole liability and Contributor’s sole recourse shall be limited to the receipt and retention of the Deposit.  Contributor agrees that retention of the Deposit constitutes fixed and liquidated damages resulting from MCRLP’s default, and Contributor waives any other claim, at law or in equity, either against MCRLP or against any person, known or unknown, disclosed or undisclosed.

25.2.                        In the event MCRLP defaults in the performance of any obligation or agreement to be performed by it under this Agreement after the Closing Date, and such default is not cured within thirty (30) days after written notice of default is given by the GP Contributors, or any one of them, to MCRLP, the GP Contributors shall be entitled to enforce against MCRLP any and all rights and remedies at law or in equity; provided, however, MCRLP’s maximum aggregate liability on account of a breach of any of its obligations hereunder other than its obligations under Section 21 hereof shall not exceed the sum of THREE MILLION DOLLARS ($3,000,000.00) provided, further, however, that the aforesaid limit upon MCRLP’s liability shall not apply to any obligation of MCRLP under Section 21 or Section 22 hereof.

25.3.                        (a)                                  In the event of a breach any of the representations or warranties made by the GP Contributors and the Property LLLPs under this Agreement or in any document, agreement or estoppel executed and delivered by them pursuant to this Agreement, or in the event the GP Contributors or the Property LLLPs default in the performance of any obligation or agreement to be performed by them hereunder, MCRLP shall be entitled to enforce against the Contributors any and all rights and remedies available at law or in equity, including, without limitation, an action seeking specific performance, subject, however, to the provisions of Section 25.3(b) hereof.

(b)                                 The following limitations shall apply with respect to the rights and remedies available to MCRLP under this Agreement:

(i)                                     If MCRLP discovers the breach of a representation or warranty by the Contributors or the Property LLLPs, or any one of them, prior to the Closing Date, the provisions of Section 7.7 hereof shall govern, to the extent applicable.

(ii)                                  With respect to any breach of the representations and warranties set forth in Section 7.1 hereof or with respect to any breach of the covenants set forth in Section 8 hereof that are discovered by MCRLP after the Closing Date, the maximum aggregate liability of all the Contributors shall not exceed the sum of THREE MILLION DOLLARS ($3,000,000.00) and recourse for the recovery of damages on account of any breach shall be limited to the Escrow Pool (as defined below) established pursuant to Section 25.4 hereof.

(iii)                               It is specifically understood and agreed that there shall be no limit on the amount of damages that MCRLP shall be entitled to recover from the GP Contributors on account of a breach of any of the representations, warranties or indemnities set forth in Sections 7.2 or 7.3 hereof, except that the liability of any GP Contributor on account of a breach of any of the representations or warranties set forth in Section 7.3 shall be limited to the value of the Units and the cash consideration received by such GP Contributor in this transaction.  It is further understood and agreed that in the event of a breach of any of the representations, warranties or indemnities set forth in Sections 7.2 or 7.3, MCRLP shall be entitled, at its option, to seek recourse for the damages resulting from such breach from the Escrow Pool established pursuant to Section 25.4 hereof, but MCRLP shall be under no obligation to proceed against the Escrow Pool for the satisfaction of such damages, nor shall the amount of damages recoverable by MCRLP be limited to the amount of the Escrow Pool

(iv)                              MCRLP shall not be entitled to seek any damages suffered by it on account of a breach of any representation or warranty set forth herein unless the damages exceed the sum of ONE HUNDRED THOUSAND DOLLARS ($100,000.00), but once this threshold is reached, then MCRLP shall be entitled to seek recovery of all the damages, subject to any other limitations otherwise provided herein.

25.4.                        As security for the obligations of the Contributors hereunder, Units comprising a part of the Consideration having a value of not less than THREE MILLION DOLLARS ($3,000,000.00) shall be deposited in escrow at the Closing with Goulston & Storrs (“Escrow Holder”) (such Units shall constitute the “Escrow Pool”) to be held and applied in accordance with the terms of this Agreement and the Escrow Agreement attached hereto as Exhibit R.  In the event MCRLP shall be entitled to recover damages from the Contributors on account of any breach or default hereunder, MCRLP shall be entitled to receive and retain Units having a value equal to the amount of such damages, subject to any limitations set forth herein on the amount of such damages.  For purposes of this Section 25.4, the value of the Units to be received and retained by MCRLP shall be calculated with reference to the average closing price as reported on the New York Stock Exchange for the Company’s Common Stock over the twenty (20) consecutive trading days ending two (2) trading days prior to the date on which MCRLP delivers written notice to Contributors’ counsel (as designated in Article 26 of this Agreement) of its claim to recover damages.  It is understood and agreed that recourse to the Escrow Pool shall be MCRLP’s sole remedy with respect to a breach or default of any of the representations or warranties set forth in Section 7.1 hereof or any of the agreements set forth in Section 8 hereof, but that recourse to the Escrow Pool on account of a breach of any of the representations or warranties set forth in Sections 7.2 or 7.3, or a breach of any other provisions of this Agreement, is optional on the part of MCRLP.  The Escrow Pool, to the extent not used to satisfy damages of MCRLP, shall be distributed to the Distributors at such time all the representations and warranties set forth in Section 7.1 shall cease to survive.

25.5.                        This Article 25 shall survive the Closing for the applicable period of the statute of limitations.

25.6.                        Notwithstanding anything to the contrary contained herein, except to the extent otherwise provided in Sections 9.4, 16.3 and 25.3 (b)(iii) hereof, no Contributor shall have any personal liability for any indemnity obligation or for any breach of any representation or warranty contained herein, it being understood that, except as provided in Sections 9.4, 16.3 and 25.3(b)(iii), the liability of each Contributor shall be limited to the value of the Units and cash consideration received by such Contributor under this Agreement or, to the extent Section 25.3(b)(ii) is applicable, to the Units deposited by such Contributor into the Escrow Pool.

26.                                 NOTICE.

All notices, demands, requests, or other writings in this Agreement provided to be given or made or sent, or which may be given or made or sent, by either party hereto to the other, shall be in writing and shall be delivered by depositing the same with any nationally recognized overnight delivery service, or by telecopy or fax machine, in either event with all transmittal fees prepaid, properly addressed, and sent to the following addresses:

If to MCRLP:	c/o Mack-Cali Realty Corporation
11 Commerce Drive
Cranford, New Jersey 07016
with two (2)
separate copies
of the notice sent
to the attention of:

Mitchell E. Hersh
President and Chief Executive Officer
(908) 272-2009 (Tele)
(908) 272-0214 (Fax)
and
Roger W. Thomas
Executive Vice President and General Counsel

(908) 272-2612 (Tele)
(908) 272-0485 (Fax)

with a copy to:	Goulston & Storrs
2001 K Street, NW
Suite 1100
Washington, D.C. 20007
Attn: Sheldon J. Weisel
(202) 721-1135 (Tele)
(202) 263-0535 (Fax)

Seyfarth Shaw LLP
1270 Avenue of the Americas
Suite 2500
New York, New York 10020
Attn: John P. Napoli
(212) 218-5620 (Tele)
(212) 218-5527 (Fax)

If to a Contributor:	To the address for such Contributor set forth on Exhibit A annexed hereto.

with a copy to:	Grossberg, Yochelson, Fox & Beyda
2000 L Street, NW
Suite 675
Washington, D.C. 20036
Attn: C. Richard Beyda
(202) 296-9696 (Tele)
(202) 296-7777 (Fax)

If to a Representative:	To the address for such Contributor set forth on Exhibit A annexed hereto.

with a copy to:	Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004
Attn: Prentiss E. Feagles
(202) 637-5781 (Tele)
(202) 637-5910 (Fax)

or to such other address as either party may from time to time designate by written notice to the other.  Notices given by (i) overnight delivery service as aforesaid shall be deemed received and effective upon actual receipt provided a delivery receipt is obtained and (ii) telecopy or fax machine shall be deemed given at the time and on the date of machine transmittal provided same is sent prior to 5:00 p.m. on a business day (if sent later, then notice shall be deemed given on the next business day).  Notices may be given by counsel for the parties described above, and such notices shall be deemed given by said party, for all purposes hereunder.

27.                                 EMPLOYEE MATTERS.

27.1.                        With respect to the Mack-Cali plans, programs and arrangements listed on Schedule 27.1 and any vacation, sick time or other compensation policy of the Property LLLPs, which takes into account an employee’s length of service, Mack-Cali shall grant all New Employees on and after the Closing Date credit for all service with the Property LLLPs and any affiliates thereof and their respective predecessors prior to the Closing Date for purposes for which such service was recognized by the Property LLLPs, and any affiliates thereof under the plans or programs listed on Schedule 27.1, including without limitation the Mack-Cali 401(k) Plan.  Mack-Cali shall have no liability to any current or former employees of the Property LLLPs, or any affiliate thereof who are not New Employees, including without limitation any liabilities which may arise as a result of the consummation of the transactions contemplated by this Agreement, under any plans or programs listed on Schedule 27.1, or arising under applicable federal or state law including without limitation under the Worker Adjustment and Retraining Notification Act (WARN) and Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).  The provisions of this Section 27.1 shall survive the Closing.

27.2.                        Upon commencement of employment, New Employees shall be covered by the employee welfare plans maintained by Mack-Cali, including without limitation, medical and health plans as described in this Section.  Upon commencement of participation by New Employees in the Mack-Cali medical and health plans, Mack-Cali shall (i) credit all New Employees on and after the Closing Date with any employee payments made under any medical or health plans of any Property LLLP which have been paid in partial or full satisfaction of deductible requirements under such medical or health plans for purposes of satisfying deductible requirements under the corresponding Mack-Cali medical and health plans, and (ii) waive any preexisting condition exclusion and actively-at-work requirements (other than for New Employees not actively-at-work due to a disability which is expected to last more than five (5) days) under the Mack-Cali plans and programs set forth on Schedule 27.1.  The Property LLLPs shall provide Mack-Cali or shall cause its insurance carrier to provide Mack-Cali with the applicable payment information as soon as practicable following the Closing Date.  Mack-Cali may, at its option, for a period which ends no later than the December 31 following the Closing Date continue to provide to New Employees medical and health benefits substantially similar to and on the same terms and conditions as some or all of such benefits previously provided to New Employees prior to the Closing Date by their respective former employers.

27.3.                        The New Employees will be hired directly by Mack-Cali and their employment with any Property LLLP or any affiliate thereof shall terminate and their employment with Mack-Cali shall begin as of the Closing Date.  Mack-Cali shall not be liable to any independent contractor of the Property LLLP or any affiliate thereof or to any New Mack-Cali Employee or to any Property LLLP or any affiliate thereof for any compensation, benefits or other liabilities related to any employment or services performed, or otherwise, which were incurred or accrued prior to the Closing Date, except for vacation time and any wages for which an adjustment pursuant to Section 13.1(g) of this Agreement is being made.  The Property LLLPs shall not be liable to any New Employees or other personnel (i.e., independent contractors of the Property LLLPs or any affiliate thereof) for vacation time and wages pursuant to which MCRLP receives a credit under Section 13.1(g).

27.4.                        Mack-Cali shall not be required to assume with respect to any New Mack-Cali Employee any agreement related to employment, compensation or benefits.  Mack-Cali shall cause its 401(k) Plan to accept transfers of account balances from the Mack 401(k) Plan by way of direct rollover.  Except as otherwise provided herein with respect to New Employees, all liabilities with respect to current or former employees of the Property LLLPs or any affiliate thereof, whether incurred under a plan or program listed on Schedule 27.1 or otherwise, are the sole responsibility of the Property LLLPs or any affiliate thereof.  The provisions of this Section 27.4 shall survive the Closing.

27.5.                        Mack-Cali will credit New Employees with any unused vacation time as of the Closing Date.

28.                                 MISCELLANEOUS.

28.1.                        This Agreement and the other Transaction Documents constitutes the entire agreement between the parties and incorporates and supersedes all prior negotiations and discussions between the parties with respect to the subject matter hereof.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors and assigns, and nothing in the Agreement express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

28.2.                        This Agreement cannot be amended, waived or terminated orally, but only by an agreement in writing signed by the party to be charged.

28.3.                        This Agreement shall be interpreted and governed by the laws of the State of Maryland and shall be binding upon the parties hereto and their respective successors and assigns.  The parties hereto hereby submit, and waive any objections, to the jurisdiction of the courts of the State of Maryland and of the courts of The United States of America situated in the State of Maryland.

28.4.                        The caption headings in this Agreement are for convenience only and are not intended to be part of this Agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained.

28.5.                        If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

28.6.                        Prior to and after the Closing, each party shall, from time to time, execute, acknowledge and deliver such further instruments, in recordable form, if necessary, and perform such additional acts, as the other party may reasonably request in order to effectuate the intent of this Agreement, within thirty (30) days of the request.  Except with respect to Contributors’ admission to MCRLP as limited partners as contemplated herein, nothing contained in this Agreement shall be deemed to create any rights or obligations of partnership, joint venture or similar association between Contributor and MCRLP  This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against the Contributors, MCRLP or the party whose counsel drafted this Agreement. The provisions of this Section shall survive the Closing.

28.7.                        This Agreement shall not be effective or binding until such time as it has been executed and delivered by all parties hereto.  This Agreement may be executed by the parties hereto in counterparts, all of which together shall constitute a single Agreement.

28.8.                        All references herein to any Section, Exhibit or Schedule shall be to the Sections of this Agreement and to the Exhibits and Schedules annexed hereto unless the context clearly dictates otherwise.  All of the Exhibits annexed hereto are, by this reference, incorporated herein.

28.9.                        Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders.

28.10.                  In the event of any litigation or alternative dispute resolution between MCRLP and Contributors in connection with this Agreement or the transaction contemplated herein, the non-prevailing party in such litigation or alternative dispute resolution shall be responsible for payment of all expenses and reasonable attorneys’ fess incurred by the prevailing party.  The provisions of this Section 28.10 shall survive the Closing.

28.11.                  Upon written request by MCRLP, the Contributors agree to engage an accounting firm (the “Accounting Firm”) that is registered with the Public Company Accounting Oversight Board and which Accounting Firm is reasonably acceptable to MCRLP to prepare audited financial statements for any Property LLLP and the Contributors that comply with Regulation 210.3-14 (Instruction for Real Estate Operations to be Acquired) of Regulation S-X (the “3-14 Financial Statements”).  MCRLP hereby agrees to pay for all reasonable third party fees and expenses incurred by the Contributors in connection with the preparation of such 3-14 Financial Statements.  MCRLP shall pay to the Contributors any such fees and expenses within thirty (30) days of the Contributors’ request for payment.  The Contributors’ request for payment shall be accompanied by statements or invoices evidencing the fees and expenses incurred in connection with the preparation of the 3-14 Financial Statements. MCRLP’s obligations under this Section 28.11 shall survive Closing. The Contributors agree to use their commercially reasonable efforts to cause the Accounting Firm to deliver the 3-14 Financial Statements by March 15, 2006. The Contributors agree to advise MCRLP within a reasonable period of time of the estimated cost for the preparation of the 3-14 Financial Statements; provided, however, that such estimate shall not be binding in any respect on the Contributors.

[BALANCE OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MACK-CALI REALTY, L.P., a Delaware limited partnership

By:	Mack-Cali Realty Corporation, a Maryland
corporation, its general partner

	By:	/s/ MITCHELL E. HERSH
Mitchell E. Hersh
President and Chief Executive Officer

TENTH SPRINGHILL LAKE ASSOCIATES L.L.L.P., a Maryland limited liability limited partnership

By:	/s/ ALBERT H. SMALL
Name:	Albert H. Small
Title:	General Partner

ELEVENTH SPRINGHILL LAKE ASSOCIATES L.L.L.P., a Maryland limited liability limited partnership

By:	/s/ ALBERT H. SMALL
Name:	Albert H. Small
Title:	General Partner

TWELFTH SPRINGHILL LAKE ASSOCIATES L.L.L.P., a Maryland limited liability limited partnership

By:	/s/ ALBERT H. SMALL
Name:	Albert H. Small
Title:	General Partner

FOURTEENTH SPRINGHILL LAKE ASSOCIATES L.L.L.P., a Maryland limited liability limited partnership

By:	/s/ ALBERT H. SMALL
Name:	Albert H. Small
Title:	General Partner

GREENBELT ASSOCIATES, a Maryland general partnership

By:	/s/ ALBERT H. SMALL
Name:	Albert H. Small
Title:	General Partner

SIXTEENTH SPRINGHILL LAKE ASSOCIATES L.L.L.P., a Maryland limited liability limited partnership

By:	/s/ ALBERT H. SMALL
Name:	Albert H. Small
Title:	General Partner

GP CONTRIBUTORS:

/s/ ALBERT H. SMALL
Albert H. Small, as a GP Contributor

/s/ THEODORE N. LERNER
Theodore N. Lerner, as a GP Contributor

/s/ RALPH OCHSMAN
Ralph Ochsman, as a GP Contributor

/s/ RICHARD PERKINS
Richard Perkins, as a GP Contributor

GUDELSKY BROTHERS, a general partnership, as a GP Contributor

By:	/s/ JACK C. MERRIMAN
Name:	Jack C. Merriman
Title:	Partner

IN WITNESS WHEREOF, the undersigned party has executed this Agreement as of the day and year first above written solely with regard to its rights and obligations under Section 20.1 of this Agreement.

MACK-CALI REALTY CORPORATION, a Maryland corporation

By:	/s/ MITCHELL E. HERSH
Mitchell E. Hersh
President and Chief Executive Officer

TABLE OF CONTENTS

3

3-14 Financial Statements	64

A

Access Agreement	7
Accounting Firm	53, 64
Additional Rents	35
Agreement	1
Allocated Property Values	3
Anniversary	40
Anniversary Date	43
Assumed Debt	2, 10
Assumed Debt Amount	3

B

Base Value	4
Books and Records	31
Built-in Gain	52

C

Capital Office Debt	45
Capital Office Owner	1
Capital Office Owners	1
CERCLA	14
Certificate	4
Closing	30
Closing Date	30
Code	16
Common Stock	4
Company	2
Consent Period	47
Consideration	3
Contaminants	14
Contributor 401(k) Plan	16
Contributor Debt Amount	43
Contributor Default	47
Contributor Guantee	45
Contributor Indemnities	43
Contributor Indemnity	43
Contributor Units	4
Contributor’s Broker	38
Contributors	1
Contributors’ Lease Costs	27
Contributors’ Title Response	10
Conversion	2
CRC	22

D

Declaration	11
Deposit	4
Discharge	15
Disposition Notice	41
Disposition Securities	41
Dissolution Proceeds	43
Distribution Date	5

E

Eleventh LLLP	1
Environmental Documents	15
Environmental Laws	14, 15
ERISA	16
Escrow Agent	4
Escrow Holder	59
Escrow Pool	59
Estoppel Certificates	28
Exchange Act	20
Exchange Property	3
Execution Date	1
Exercise Notice	41
Existing Loan Documents	2
Express Representations	8

F

Family Member	42
First Tier Debt	43
First Tier Indemnities	44
First Tier Indemnity	44
Fourteenth LLLP	1

G

Governmental Authorities	13
Governmental Authority	19
GP Contributor	1
GP Contributors	1
Greenbelt	1
GSA	27
GSA Edmonston Lease	27

I

Indemnities	44
Inspection Period	7

L

Lawyers Title	10
Lease	7
Lender’s Estoppel	5
Letter of Credit	5
LP Contributors	1

M

Mack-Cali	2
Major Tenant	28
Make Whole Payment	52
MCRLP	1
MCRLP Knowledge Persons	22
MCRLP’s Lease Costs	27
MCRLP’s Title Objection Letter	10

INDEX

N

New Employees	16
Notice Period	41

O

OFAC	19
OP Agreement	6
Option	7
Option Agreement	7
Option Contributor	2
Option Properties	2
Option Property	2
Option Property Owner	1
Option Property Owners	1
Option Purchase Price	7
Outside Closing Date	30, 38

P

Partnership Acknowledgment	33
Partnership Debt	44
Permitted Encumbrances	9
Personal Property	14
Proceeding	55
Properties	2
Property	2
Property Financials	17
Property LLLP	1
Property LLLPs	1
Property Owner Interests	2
Proposed Purchaser	41
Purchase Option	41

Q

Qualified Indebtedness	44

R

Refinanced Debt	44, 45
Refundable Deposit	4
Rent Roll	12
Representatives	44
Restricted Period	50

S

SEC Documents	20
Second Tier Debt	44
Second Tier Indemnities	44
Second Tier Indemnity	44
Securities Act	19
Security Deposit	13
Seller Organizational Documents	17
Seller’s Estoppel Certificates	28
Selling Contributor	41
Service Contracts	7
Sixteenth LLLP	1

T

Tax Claim	55
Taxes	58
Tenants	9
Tenth LLLP	1
Third Tier Debt	45
Third Tier Indemnities	45
Third Tier Indemnity	45
Title Commitments	10
Title Company	10
Title Documents	10
Title Policy	11
Transfer	20
Transferred	40
Transferred Interest	2
Transferred Interests	2
Triggering Event	52
Turn-Key Lease	23
Twelfth LLLP	1

U

Underlying Shares	40
Undisclosed Liabilities	18
Unit Value	4
Units	2
Unsatisfied Party	38

ii

SCHEDULES AND EXHIBITS

SCHEDULE 2.1 Allocated Property Values
SCHEDULE 2.1(b) Cash Consideration
SCHEDULE 2.2-A Contributor Units
SCHEDULE 2.2-B Initial Capital Account Balances of Contributors
SCHEDULE 2.5(a) Certifications and Agreements to be Included in a Lender’s Estoppel
SCHEDULE 7.1(a) Proceedings
SCHEDULE 7.1(b) Schedule of Leases
SCHEDULE 7.1(c) Rent Roll
SCHEDULE 7.1(h) Service Contracts
SCHEDULE 7.1(j) Employees
SCHEDULE 7.1(k) Leasing Commission Obligations
SCHEDULE 7.1(n) Environmental Site Assessments, Investigations and Documents
SCHEDULE 7.1(q) Contributor and Property LLLP Employee Plans
SCHEDULE 7.2(a) Audits
SCHEDULE 7.2(b) Tax Attributes
SCHEDULE 7.7 MCRLP Knowledge Persons
SCHEDULE 8.2 Proceedings
SCHEDULE 10.1 Form Tenant Estoppel Certificate
SCHEDULE 21.1 Contributor Debt Amount
SCHEDULE 27.1 Mack-Cali Employee Plans and Programs
EXHIBIT A GP Contributors
EXHIBIT B LP Contributors
EXHIBIT C Form of LP Contributors Joinder Agreement
EXHIBIT D-1 Greenbelt Associates Owner Interests
EXHIBIT D-2 Tenth Springhill Lake Owner Interests
EXHIBIT D-3 Eleventh Springhill Lake Owner Interests
EXHIBIT D-4 Twelfth Springhill Lake Owner Interests
EXHIBIT D-5 Fourteenth Springhill Lake Owner Interests
EXHIBIT D-6 Sixteenth Springhill Lake Owner Interests
EXHIBIT E Description of Properties
EXHIBIT F Description of Option Properties

i

EXHIBIT G Ownership of Properties
EXHIBIT H Ownership of Option Properties
EXHIBIT I Assumed Debt (as of November 1, 2005)
EXHIBIT J-1 Existing Loan Documents
EXHIBIT K Form of Limited Agreement of Indemnity
EXHIBIT L Form of Certificate for Units
EXHIBIT M Option Agreement
EXHIBIT N Form of Non-Imputation Indemnities and Affidavits
EXHIBIT O Form of Estoppel Certificate for GSA Leases
EXHIBIT P Form of Assignment of Transferred Interest
EXHIBIT Q Certificate of Non-Foreign Status
EXHIBIT R Escrow Agreement
EXHIBIT S Form of Guaranty
EXHIBIT T Property Financials
EXHIBIT U Form of Letter (Section 21.2(B)(I))
EXHIBIT V Form of Letter (Section 21.2(B)(II))
EXHIBIT W Form of Letter (Section 21.2(b)(III))

ii